     As filed with the Securities and Exchange Commission on August 2, 2002


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 31, 2002


                                  ANTHEM, INC.
             (Exact name of registrant as specified in its charter)



             Indiana                        001-16751                     35-2145715
 (State or other jurisdiction of    (Commission File Number)     (IRS Employer Identification
         incorporation)                                                      No.)


        120 Monument Circle                                           46204
       Indianapolis, Indiana
  (Address of principal executive
               offices)                                              (Zip Code)


       Registrant's telephone number, including area code: (317) 488-6000



                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On July 31, 2002, the merger of Trigon Healthcare, Inc., a Virginia corporation ("Trigon"), with and into AI Sub Acquisition Corp., an Indiana corporation ("Merger Sub") and a direct wholly owned subsidiary of Anthem, Inc., an Indiana corporation ( "Anthem"), as contemplated by the Agreement and Plan of Merger, dated as of April 28, 2002 (the "Merger Agreement"), among Anthem, Merger Sub and Trigon, was consummated.

         The preceding is qualified in its entirety by reference to the Merger Agreement and a press release, which are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.

ITEM     5. OTHER EVENTS.

         Trigon was merged with and into Merger Sub which was renamed Trigon Healthcare, Inc. pursuant to the Merger Agreement, and then subsequently amended its Articles of Incorporation to change its name to Anthem Southeast, Inc. Pursuant to the terms of the Merger Agreement, Thomas G. Snead, Jr. has been appointed President of Anthem Southeast, Inc.

         Lenox D. Baker, Jr., M.D., John Sherman, Jr. and Jackie M. Ward, former members of Trigon's board of directors were elected to Anthem's board of directors, effective August 1, 2002.

         The preceding is qualified in its entirety by reference to the Merger Agreement and a press release, which are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

         (a)    Financial Statements of Business Acquired

                (i)   The Audited Consolidated Financial Statements of Trigon.

                      Report of Independent Auditors

                      Consolidated Balance Sheets as of December 31, 2001
                      and 2000

                      Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999

                      Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income for the Years Ended December 31, 2001, 2000 and 1999

                      Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999

                      Notes to Consolidated Financial Statements

                (ii)  The Unaudited Consolidated Financial Statements of Trigon.

                      Consolidated Balance Sheet as of March 31, 2002

                      Consolidated Statements of Operations for the Three Months Ended March 31, 2002 and 2001

                      Consolidated Statements of Changes in Shareholders'
                      Equity and Comprehensive Income for the Three Months Ended March 31, 2002 and 2001

                      Notes to Consolidated Financial Statements

         (b)    Pro Forma Financial Information

                (i) Unaudited Pro Forma Combined Balance Sheet as of March 31, 2002.

                (ii)  Unaudited Pro Forma Combined Statement of
                      Income for the three months ended March 31, 2002.


                (iii) Unaudited Pro Forma Combined Statement of
                      Income for the year ended December 31, 2001.

         (a)      Financial Statements of Business Acquired

                (i)   The Audited Consolidated Financial Statements of Trigon.


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors Trigon Healthcare, Inc.:

We have audited the accompanying consolidated balance sheets of Trigon Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trigon
Healthcare, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Richmond, Virginia
February 6, 2002

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000
                     (in thousands, except per share data)

                                                                 2001         2000
                                                              ----------   ----------
ASSETS
Current Assets
  Cash......................................................  $   17,995        6,345
  Investment securities, at estimated fair value (note 3)...   1,820,529    1,775,307
  Premiums and other receivables (note 4)...................     560,310      499,921
  Deferred income taxes (note 10)...........................       8,473        3,525
  Other.....................................................      13,735       14,676
                                                              ----------   ----------
Total current assets........................................   2,421,042    2,299,774
                                                              ----------   ----------
Property and equipment, net (note 5)........................      87,723       69,757
Deferred income taxes (note 10).............................      42,194       48,207
Goodwill, net...............................................      13,670       15,303
Restricted investments, at estimated fair value (note 3)....       7,251        7,331
Other assets................................................      10,584        8,120
                                                              ----------   ----------
Total assets................................................  $2,582,464    2,448,492
                                                              ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Medical and other benefits payable (note 6)...............  $  635,452      563,398
  Unearned premiums.........................................     149,347      130,502
  Accounts payable and accrued expenses.....................      85,992       85,993
  Other liabilities (note 8)................................     260,681      246,069
  Commercial paper (note 11)................................      99,660           --
                                                              ----------   ----------
Total current liabilities...................................   1,231,132    1,025,962
                                                              ----------   ----------
Obligations for employee benefits, noncurrent (note 12).....      43,141       47,136
Medical and other benefits payable, noncurrent (note 6).....      74,304       72,108
Commercial paper, noncurrent (note 11)......................     200,000      275,448
Minority interest...........................................      13,467       12,976
                                                              ----------   ----------
Total liabilities...........................................   1,562,044    1,433,630
                                                              ----------   ----------
Shareholders' Equity
  Common stock, $0.01 par; shares issued and outstanding:
    35,786, 2001; 37,539, 2000 (note 13)....................         358          375
  Capital in excess of par (note 13)........................     784,514      802,584
  Retained earnings (note 13)...............................     234,364      205,045
  Unearned compensation--restricted stock (note 13).........      (1,817)      (2,234)
  Accumulated other comprehensive income (note 15)..........       3,001        9,092
                                                              ----------   ----------
Total shareholders' equity..................................   1,020,420    1,014,862
Commitments and contingencies (notes 7 and 19)..............
                                                              ----------   ----------
Total liabilities and shareholders' equity..................  $2,582,464    2,448,492
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years ended December 31, 2001, 2000 and 1999
                     (in thousands, except per share data)

                                                              2001          2000         1999
                                                           -----------   ----------   ----------
REVENUES
  Premium and fee revenues
    Commercial...........................................  $ 2,166,173    1,871,533    1,664,261
    Federal Employee Program.............................      529,491      464,303      448,676
    Amounts attributable to self-funded arrangements.....    1,629,506    1,392,998    1,216,427
    Less: amounts attributable to claims under
      self-funded arrangements...........................   (1,419,225)  (1,228,306)  (1,082,328)
                                                           -----------   ----------   ----------
                                                             2,905,945    2,500,528    2,247,036
  Investment income (note 3).............................      105,247      114,453       97,131
  Net realized losses (note 3)...........................      (56,330)     (27,023)     (21,957)
  Other revenues (note 9)................................       20,105       23,637       24,218
                                                           -----------   ----------   ----------
Total revenues...........................................    2,974,967    2,611,595    2,346,428
                                                           -----------   ----------   ----------
EXPENSES
  Medical and other benefit costs (notes 6 and 17)
    Commercial...........................................    1,758,010    1,507,553    1,374,843
    Federal Employee Program.............................      505,781      444,230      429,519
                                                           -----------   ----------   ----------
                                                             2,263,791    1,951,783    1,804,362
  Selling, general and administrative expenses (notes 12
    and 17)..............................................      522,743      476,809      502,189
  Interest expense (note 11).............................       12,695       17,249        8,359
                                                           -----------   ----------   ----------
Total expenses...........................................    2,799,229    2,445,841    2,314,910
                                                           -----------   ----------   ----------
Income before income taxes and minority interest.........      175,738      165,754       31,518
Income tax expense (note 10).............................       58,196       50,088        8,345
                                                           -----------   ----------   ----------
Income before minority interest..........................      117,542      115,666       23,173
Minority interest........................................        1,482        3,657        2,710
                                                           -----------   ----------   ----------
Net income...............................................  $   116,060      112,009       20,463
                                                           ===========   ==========   ==========
Earnings per share (note 14)
  Basic net income.......................................  $      3.20         2.98         0.50
                                                           ===========   ==========   ==========
  Diluted net income.....................................  $      3.11         2.90         0.49
                                                           ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CHANGES IN
                 SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  Years ended December 31, 2001, 2000 and 1999
                                 (in thousands)

                                                                                                     ACCUMULATED
                                                               CAPITAL                                  OTHER           TOTAL
                                                    COMMON    IN EXCESS   RETAINED     UNEARNED     COMPREHENSIVE   SHAREHOLDERS'
                                                    STOCK      OF PAR     EARNINGS   COMPENSATION      INCOME          EQUITY
                                                   --------   ---------   --------   ------------   -------------   -------------
BALANCE AS OF JANUARY 1, 1999....................    $423      839,187     202,554          --          29,060        1,071,224
Net income.......................................      --           --      20,463          --              --           20,463
Change in minimum pension liability, net of
  income taxes (notes 12 and 15).................      --           --          --          --             834              834
Net unrealized losses on investment securities,
  net of income taxes (notes 3 and 15)...........      --           --          --          --         (20,806)         (20,806)
                                                                                                                      ---------
Comprehensive income.............................                                                                           491
Repurchase and retirement of common stock (note
  13)............................................     (41)     (20,500)   (110,121)         --              --         (130,662)
Purchase and reissuance of common stock under
  stock option and other employee benefit plans,
  including tax benefits and net of
  amortization...................................      --         (767)         --      (1,926)             --           (2,693)
Change in common stock held by consolidated
  grantor trusts (note 13).......................      --       (1,403)         --          --              --           (1,403)
                                                     ----      -------    --------      ------         -------        ---------
BALANCE AS OF DECEMBER 31, 1999..................     382      816,517     112,896      (1,926)          9,088          936,957
Net income.......................................      --           --     112,009          --              --          112,009
Change in minimum pension liability, net of
  income taxes (notes 12 and 15).................      --           --          --          --             293              293
Net unrealized losses on investment securities,
  net of income taxes (notes 3 and 15)...........      --           --          --          --            (289)            (289)
                                                                                                                      ---------
Comprehensive income.............................                                                                       112,013
Repurchase and retirement of common stock (note
  13)............................................      (7)      (3,305)    (19,860)         --              --          (23,172)
Purchase and reissuance of common stock under
  stock option and other employee benefit plans,
  including tax benefits and net of
  amortization...................................      --      (14,002)         --        (308)             --          (14,310)
Change in common stock held by consolidated
  grantor trusts (note 13).......................      --        3,374          --          --              --            3,374
                                                     ----      -------    --------      ------         -------        ---------
BALANCE AS OF DECEMBER 31, 2000..................     375      802,584     205,045      (2,234)          9,092        1,014,862
Net income.......................................      --           --     116,060          --              --          116,060
Change in minimum pension liability, net of
  income taxes (notes 12 and 15).................      --           --          --          --              22               22
Net unrealized losses on investment securities,
  net of income taxes (notes 3 and 15)...........      --           --          --          --          (6,113)          (6,113)
                                                                                                                      ---------
Comprehensive income.............................                                                                       109,969
Repurchase and retirement of common stock (note
  13)............................................     (17)      (8,764)    (86,741)         --              --          (95,522)
Purchase and reissuance of common stock under
  stock option and other employee benefit plans,
  including tax benefits and net of
  amortization...................................      --       (8,858)         --         417              --           (8,441)
Change in common stock held by consolidated
  grantor trusts (note 13).......................      --         (448)         --          --              --             (448)
                                                     ----      -------    --------      ------         -------        ---------
BALANCE AS OF DECEMBER 31, 2001..................    $358      784,514     234,364      (1,817)          3,001        1,020,420
                                                     ====      =======    ========      ======         =======        =========

          See accompanying notes to consolidated financial statements.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 2001, 2000 and 1999
                                 (in thousands)

                                                                 2001          2000         1999
                                                              -----------   ----------   ----------
Cash flows from operating activities
Net income..................................................  $   116,060      112,009       20,463
Adjustments to reconcile net income to net cash provided by
  operating activities
    Depreciation and amortization...........................       23,419       15,282       18,655
    Write-off of subsidiary goodwill and other intangibles
      (note 17).............................................           --           --       55,927
    Amortization of unearned compensation...................        1,842        2,681        1,031
    Accretion of discounts and amortization of premiums,
      net...................................................       (2,054)     (15,959)     (13,267)
    Change in allowance for doubtful accounts receivable....       (2,345)        (685)       2,839
    Increase in premiums and other receivables..............      (90,893)     (69,224)     (22,238)
    (Increase) decrease in other assets.....................          670        1,449       (9,208)
    Increase in medical and other benefits payable..........       74,250       41,224       66,382
    Increase in unearned premiums...........................       18,845       10,644       20,826
    Increase (decrease) in accounts payable and accrued
      expenses..............................................           (1)       4,094       13,896
    Increase (decrease) in other liabilities................       52,407      (46,075)      30,807
    Change in deferred income taxes.........................        4,678       25,267      (17,784)
    Increase in minority interest...........................          491        3,657        2,710
    Decrease in obligations for employee benefits...........       (9,962)      (1,701)      (4,450)
    Loss on disposal of property and equipment and other
      assets................................................          262           84          277
    Realized investment losses, net.........................       56,330       27,023       21,957
                                                              -----------   ----------   ----------
Net cash provided by operating activities...................      243,999      109,770      188,823
                                                              -----------   ----------   ----------
Cash flows from investing activities
    Proceeds from sale of property and equipment and other
      assets................................................          250          339          342
    Capital expenditures....................................      (42,208)     (35,501)     (17,827)
    Cash paid for the purchase of minority interest.........           --       (2,660)          --
    Cash transferred with the sale of subsidiary, net of
      cash received.........................................           --      (15,337)          --
    Investment securities purchased.........................   (5,069,888)  (4,844,862)  (4,293,560)
    Proceeds from investment securities sold................    3,809,125    4,061,899    3,347,933
    Maturities of fixed income securities...................    1,150,914      736,870      749,828
                                                              -----------   ----------   ----------
Net cash used in investing activities.......................     (151,807)     (99,252)    (213,284)
                                                              -----------   ----------   ----------
Cash flows from financing activities
    Proceeds from long-term debt............................           --           --      160,000
    Payments on long-term debt..............................           --     (248,039)          --
    Change in commercial paper notes........................       24,212      275,448           --
    Purchase and reissuance of common stock under employee
      benefit and stock option plans........................      (10,594)     (17,666)      (3,694)
    Common stock (purchased) distributed by consolidated
      grantor trusts........................................         (448)       3,374       (1,403)
    Purchase and retirement of common stock.................      (95,522)     (23,172)    (130,662)
    Change in outstanding checks in excess of bank
      balance...............................................        1,810        3,352       (4,750)
                                                              -----------   ----------   ----------
Net cash provided by (used in) financing activities.........      (80,542)      (6,703)      19,491
                                                              -----------   ----------   ----------
Increase (decrease) in cash.................................       11,650        3,815       (4,970)
Cash--beginning of year.....................................        6,345        2,530        7,500
                                                              -----------   ----------   ----------
Cash--end of year...........................................  $    17,995        6,345        2,530
                                                              ===========   ==========   ==========
Cash paid during the year for
    Interest................................................  $    14,814       22,224       12,847
    Income taxes............................................       20,858       69,947       25,855

          See accompanying notes to consolidated financial statements.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2001, 2000 and 1999

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Trigon Healthcare, Inc., a stock holding company, through its subsidiaries is the largest managed health care company in Virginia. (Trigon
Healthcare, Inc. and subsidiaries are herein collectively referred to as the Company.) The Company serves 2.1 million members primarily through a comprehensive spectrum of managed care products provided through three network systems with a range of utilization and cost containment controls. The Company provides health insurance for multi-state employer groups, large and small businesses in Virginia, individuals, Medicare and Medicaid beneficiaries and federal employees. The Company's portfolio of benefit designs is purposely diverse to allow members and group administrators to choose the degree of management and premium structure that is right for them. Larger employer groups may choose various funding options ranging from fully-insured to partially or fully self-funded financial arrangements. While self-funded customers participate in Trigon's networks, the customers bear all or portions of the claims risk. Certain of the Company's subsidiaries have the exclusive right to use the Blue Cross and Blue Shield service marks and trademarks in their service areas. The Company also owns and operates subsidiaries in the areas of wellness and disease management and similar products.

    Trigon Healthcare, Inc. owns 100% of Trigon Insurance Company, HealthKeepers, Inc., Priority, Inc., Trigon Health and Life Insurance Company, Trigon Services, Inc., Consolidated Holdings Corporation, Health Management Corporation and Monticello Service Agency, Inc. Additionally, Trigon Healthcare, Inc. owns 51% of Peninsula Health Care, Inc. Trigon Insurance Company participates in a national contract between the Blue Cross and Blue Shield Association and the U.S. Office of Personnel Management to provide benefits to Federal employees within Virginia through the Federal Employee Program (FEP).

    The significant accounting policies and practices followed by the Company are as follows:

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Company follows Statement of Financial Accounting Standards (SFAS) No. 60, Accounting and Reporting by Insurance Enterprises, as it relates to its insurance business and the AICPA Auditing and Accounting Guide, Health Care Organizations, as it relates to its HMO business. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management continually reviews its estimates and assumptions, including those related to claims expense and claims liabilities, income taxes and litigation. Actual results could differ from those estimates.

    The consolidated financial statements include the accounts of Trigon Healthcare, Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in other companies in which less than a majority interest is held and where the Company has significant influence over the operating and financial policies of the investee are accounted for under the equity method.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

RISKS AND UNCERTAINTIES

    The Company's profitability depends in large part on accurately predicting and effectively managing health care costs. The Company continually reviews its premium and benefit structure to reflect its underlying claims experience and revised actuarial data; however, several factors could adversely affect the medical cost ratios. Certain of these factors, which include changes in health care practices, inflation, new technologies, major epidemics, natural disasters and malpractice litigation, are beyond any health plan's control and could adversely affect the Company's ability to accurately predict and effectively control health care costs. Costs in excess of those anticipated could have a material adverse effect on the Company's results of operations.

    In addition, the managed care industry is highly competitive in both Virginia and in other states in the Southeastern and Mid-Atlantic regions where the Company principally intends to expand. There is no assurance that such competition will not exert strong pressures on the Company's profitability, its ability to increase enrollment or its ability to successfully attain its expansion plans. The Company's growth may be affected by any changes in its ability to negotiate favorable rates with providers. Also, there can be no assurance that regulatory initiatives will not be undertaken at the state or federal level to reform the health care industry in order to reduce the escalation in health care costs or to make health care more accessible. Such action could adversely affect the Company's profitability.

INVESTMENT SECURITIES

    Investment securities are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. All investment securities are considered available-for-sale and are recorded at estimated fair value, based on quoted market prices. The net unrealized gain or loss on investment securities, net of deferred income taxes, is included in accumulated other comprehensive income in shareholders' equity. A decline in the fair value of any investment security below cost, that is deemed other than temporary, is recorded as a realized loss resulting in a new cost basis for the security. Costs of investments sold are determined on the first in, first out basis.

    The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS Nos. 137 and 138, effective January 1, 2001. The Company enters into foreign currency forward contracts (forward contracts) to minimize exposure to fluctuations in foreign currency exchange rates. Company policy only permits utilization of these instruments in its foreign denominated bond and equity portfolios. The counterparties to these transactions are major financial institutions. The Company may incur a loss with respect to these transactions to the extent that the counterparty fails to perform under a contract and exchange rates have changed unfavorably for the counterparty since the inception of the contract. The Company anticipates that the counterparties will be able to fully satisfy their obligations under the agreements. The forward contracts involve the exchange of one currency for another at a future date and typically have maturities of one year or less. The forward contracts do not qualify for hedge accounting under SFAS No. 133, as amended. Accordingly, upon adoption, the forward contracts were recorded at fair value with changes in fair value recorded as realized gains or losses in the consolidated statements of operations. The fair value of forward contracts held by the Company as of January 1, 2001 was not material.

    The Company also enters into financial futures contracts for portfolio strategies such as minimizing interest rate risk and managing portfolio duration. The notional amount of the futures contracts is limited to that of the market value of the underlying portfolios. Should this limitation be exceeded, futures contracts are immediately terminated in order to comply with this restriction. Initial margins in

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

the form of securities are maintained with the counterparties for these transactions. Changes in fair value of financial futures, determined and settled with the counterparties on a daily basis, are recorded as realized gains or losses in the consolidated statements of operations. Terminations of contracts are accounted for in the same manner. The adoption of SFAS No. 133, as amended, did not change the accounting for these contracts.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are 40 years for buildings and 3 to 10 years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Any gain or loss realized upon retirement or disposal is reflected in selling, general and administrative expenses.

    The Company is capitalizing interest during the active construction period of its headquarters expansion project. The project is being funded using internal cash and investments. Capitalized interest is added to the cost of the underlying assets and will be amortized over the useful lives of the assets.

    Certain costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

GOODWILL

    Costs in excess of fair value of net tangible and identified intangible assets of businesses acquired are amortized using the straight-line method over periods from 15 to 25 years. Recoverability is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is then determined by comparing the undiscounted net cash flows of the assets to which the goodwill applies to the net book value including goodwill of those assets.

    Amortization was $1.6 million, $1.2 million, and $5.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated amortization as of December 31, 2001 and 2000 was $9.6 million and $9.0 million, respectively. During 2001, $1.0 million of accumulated amortization related to previously fully amortized goodwill was removed. In connection with the purchase of Priority, Inc.'s minority interest in September 2000 (note 17), goodwill increased $2.2 million. Goodwill and other intangibles related to Mid-South Insurance Company (Mid-South), in the amount of $42.6 million were written-off during 1999 (note 17).

    The Company will adopt SFAS No. 142, Goodwill and Intangible Assets, effective January 1, 2002. Under Statement 142, goodwill determined to have indefinite useful lives will not be amortized but will be tested at least annually for impairment. As of the date of adoption, the Company has unamortized goodwill in the amount of $13.7 million that will be subject to the transitional impairment provisions of Statement 142. In addition, adoption will eliminate approximately $1.6 million in annual goodwill amortization beginning in 2002 from the consolidated statements of operations. The Company expects no transitional impairment loss upon adoption.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

MEDICAL AND OTHER BENEFITS PAYABLE

    The Company establishes liabilities for claims in process of review and claims incurred but not reported. These liabilities are based on historical payment patterns using actuarial techniques. In addition, processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims. The methods for making these estimates and for establishing the resulting liabilities are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the liabilities for claims and claims processing costs are adequate to cover such claims and expenses.

REVENUES

    All of the Company's individual and certain of the Company's group contracts provide for the individual or the group to be fully insured. Premiums for these contracts are billed in advance of the respective coverage periods and are initially recorded as premiums receivable and as unearned income. Unearned premiums are recognized as earned in the period of coverage.

    Certain other groups have contracts that provide for the group to be at risk for all or a portion of their claims experience. Most of these self-funded groups purchase aggregate and/or specific stop-loss coverage. In exchange for a premium, the group's aggregate liability or the group's liability on any one episode of care is capped for the year. The Company charges self-funded groups administrative fees which are based on the number of members in a group or the group's claims experience. Under the Company's self-funded arrangements, amounts due are recognized based on incurred claims plus administrative and other fees and any stop-loss premiums. In addition, accounts for certain self-funded groups are charged or credited with interest expense or income as provided by the groups' contracts.

POSTRETIREMENT/POSTEMPLOYMENT BENEFITS

    Pension costs are accrued in accordance with SFAS No. 87, Employers' Accounting for Pensions, and are funded based on the minimum contribution requirements of the Employee Retirement Income Security Act of 1974. The actuarial cost method used is the projected unit credit method.

    The Company provides certain health and life insurance benefits to retired employees. These benefits are accrued in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

    The Company also provides certain disability related postemployment benefits. These benefits are accrued in accordance with SFAS No. 112, Employers' Accounting for Postemployment Benefits. The Company accrues the benefits when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid.

STOCK-BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for the stock options granted and employee stock purchases. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

INCOME TAXES

    Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE

    The Company calculates and presents earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if all stock options and nonvested restricted stock awards were exercised and converted into common stock.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 2. AGENCY CONTRACTS

    As fiscal intermediary for Medicare through August 31, 1999, the Company allocated operating expenses to this line of business to determine reimbursement due for services rendered in accordance with the contracts in force. Claims processed under this arrangement were not included in the accompanying consolidated statements of operations and the reimbursement of allocated operating expenses was recorded as a reduction of the Company's selling, general and administrative expenses.

    The Company discontinued its role as a claims processing intermediary for the federal government with the Medicare Part A program in Virginia and West Virginia, in August 1999. The Company also discontinued its role as the primary provider of computer processing capabilities for Medicare Part A claims processing to certain other Blue Cross and Blue Shield plans after November 1999.

    Claims processed for Medicare and the related reimbursed operating expenses, which are subject to audit, for the year ended December 31, 1999 were $2.1 billion and $18.3 million, respectively. There were no amounts for the years ended December 31, 2001 and 2000.

NOTE 3. INVESTMENT SECURITIES

    The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities as of December 31 were as follows (in thousands):

                                                                             GROSS        GROSS      ESTIMATED
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
2001                                                             COST        GAINS        LOSSES       VALUE
----                                                          ----------   ----------   ----------   ---------
Fixed maturities
  Domestic
    U.S. Treasury securities and obligations of U.S.
      government agencies...................................  $  273,325        742        1,482       272,585
    Mortgage-backed obligations of U.S. government
      agencies..............................................     264,954      1,899        2,130       264,723
    States and political subdivision securities.............     252,017      5,044        2,077       254,984

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

                                                                             GROSS        GROSS      ESTIMATED
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
2001                                                             COST        GAINS        LOSSES       VALUE
----                                                          ----------   ----------   ----------   ---------
    Other mortgage-backed and asset-backed securities.......     153,434      2,393          270       155,557
    Corporate bonds.........................................     640,280     13,361        4,772       648,869
  Foreign
    Debt securities issued by foreign governments...........       4,621         90           --         4,711
    Corporate bonds.........................................      57,561      1,115        2,645        56,031
                                                              ----------     ------       ------     ---------
Total fixed maturities......................................   1,646,192     24,644       13,376     1,657,460
                                                              ----------     ------       ------     ---------
Equities
  Domestic..................................................      12,294      1,246        2,658        10,882
  Foreign...................................................      69,091      5,482       10,720        63,853
                                                              ----------     ------       ------     ---------
Total equities..............................................      81,385      6,728       13,378        74,735
                                                              ----------     ------       ------     ---------
Short-term investments
  Domestic..................................................      82,418         --           --        82,418
  Foreign...................................................      11,959         --           23        11,936
                                                              ----------     ------       ------     ---------
Total short-term investments................................      94,377         --           23        94,354
                                                              ----------     ------       ------     ---------
Derivative instruments......................................       1,231         --           --         1,231
                                                              ----------     ------       ------     ---------
Total.......................................................  $1,823,185     31,372       26,777     1,827,780
                                                              ==========     ======       ======     =========
Unrestricted................................................  $1,816,433     30,873       26,777     1,820,529
Restricted..................................................       6,752        499           --         7,251
                                                              ----------     ------       ------     ---------
Total.......................................................  $1,823,185     31,372       26,777     1,827,780
                                                              ==========     ======       ======     =========

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

                                                                             GROSS        GROSS      ESTIMATED
                                                              AMORTIZED    UNREALIZED   UNREALIZED     FAIR
2000                                                             COST        GAINS        LOSSES       VALUE
----                                                          ----------   ----------   ----------   ---------
Fixed maturities
  Domestic
    U.S. Treasury securities and obligations of U.S.
      government agencies...................................  $  342,715      3,817           36       346,496
    Mortgage-backed obligations of U.S. government
      agencies..............................................     134,263      3,125           95       137,293
    States and political subdivision securities.............     269,914     10,022          617       279,319
    Other mortgage-backed and asset-backed securities.......      94,347      1,358          613        95,092
    Corporate bonds.........................................     534,244      9,327       17,668       525,903
  Foreign
    Debt securities issued by foreign governments...........       9,011        473           --         9,484
    Corporate bonds.........................................      45,555        289          983        44,861
                                                              ----------     ------       ------     ---------
Total fixed maturities......................................   1,430,049     28,411       20,012     1,438,448
                                                              ----------     ------       ------     ---------
Equities
  Domestic..................................................      16,156      1,243        1,133        16,266
  Foreign...................................................      70,865     16,535       11,779        75,621
                                                              ----------     ------       ------     ---------
Total equities..............................................      87,021     17,778       12,912        91,887
                                                              ----------     ------       ------     ---------
Short-term investments
  Domestic..................................................     239,187         --           --       239,187
  Foreign...................................................      12,360         --            4        12,356
                                                              ----------     ------       ------     ---------
Total short-term investments................................     251,547         --            4       251,543
                                                              ----------     ------       ------     ---------
Derivative instruments......................................          --        760           --           760
                                                              ----------     ------       ------     ---------
Total.......................................................  $1,768,617     46,949       32,928     1,782,638
                                                              ==========     ======       ======     =========
Unrestricted................................................  $1,761,606     46,629       32,928     1,775,307
Restricted..................................................       7,011        320           --         7,331
                                                              ----------     ------       ------     ---------
Total.......................................................  $1,768,617     46,949       32,928     1,782,638
                                                              ==========     ======       ======     =========

    Short-term investments consist principally of investments with maturity dates of one year or less at the time of purchase, including, money market investments, commercial paper and other fixed maturities.

    The Company enters into foreign currency derivative instruments to minimize exposure to fluctuations in foreign currency exchange rates. As of December 31, 2001, the Company had forward contracts outstanding with a net fair value of $1.2 million to purchase approximately $8.1 million in foreign currencies and to sell approximately $6.9 million in foreign currencies (primarily the Euro and Japanese Yen).

    The Company also enters into financial futures contracts for portfolio strategies such as minimizing interest rate risk and managing portfolio duration. The notional amount of the futures contracts, $197.8 million as of December 31, 2001, is limited to that of the market value of the underlying portfolios.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        December 31, 2001, 2000 and 1999

The amortized cost and estimated fair value of fixed income securities as of December 31, by contractual maturity, were as follows (in thousands):

                                                        AMORTIZED    ESTIMATED
2001                                                       COST      FAIR VALUE
----                                                    ----------   ----------
Due in one year or less...............................  $   22,342      22,695
Due after one year through five years.................     461,474     463,584
Due after five years through ten years................     480,941     483,891
Due after ten years...................................     263,047     267,010
Mortgage-backed, asset-backed and other securities....     418,388     420,280
                                                        ----------   ---------
Total.................................................  $1,646,192   1,657,460
                                                        ==========   =========

                                                        AMORTIZED    ESTIMATED
2000                                                       COST      FAIR VALUE
----                                                    ----------   ----------
Due in one year or less...............................  $   52,644      54,868
Due after one year through five years.................     463,324     465,957
Due after five years through ten years................     421,484     414,949
Due after ten years...................................     263,987     270,289
Mortgage-backed, asset-backed and other securities....     228,610     232,385
                                                        ----------   ---------
Total.................................................  $1,430,049   1,438,448
                                                        ==========   =========

    Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Included in investment securities as of December 31, 2001 are $7.3 million, at estimated fair value, of securities held by various states to meet security deposit requirements related to Trigon Insurance Company, the HMO subsidiaries and Trigon Health and Life Insurance Company.

    The components of investment income for the years ended December 31 were as follows (in thousands):

                                                            2001       2000       1999
                                                          --------   --------   --------
Interest on fixed maturities securities.................  $100,326   113,613     95,957
Interest on short-term investments......................     9,229     8,544      6,703
Dividends...............................................     1,684     1,994      2,884
                                                          --------   -------    -------
                                                          $111,239   124,151    105,544
Investment expenses.....................................     5,314     6,604      5,758
Group interest credits..................................       678     3,094      2,655
                                                          --------   -------    -------
Investment income.......................................  $105,247   114,453     97,131
                                                          ========   =======    =======

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        December 31, 2001, 2000 and 1999

    Gross realized gains and losses for the years ended December 31 were as follows (in thousands):

                                                            2001       2000       1999
                                                          --------   --------   --------
Gross realized gains
  Fixed income securities...............................  $ 46,024    34,194     14,527
  Equity securities.....................................     3,589    43,963     13,401
  Derivative instruments................................   264,528    33,916     64,456
  Other.................................................     3,534        --         --
                                                          --------   -------    -------
Total gross realized gains..............................   317,675   112,073     92,384
                                                          --------   -------    -------
Gross realized losses
  Fixed income securities...............................    70,855    74,236     45,740
  Equity securities.....................................    10,356    17,784      7,448
  Derivative instruments................................   292,794    47,076     61,153
                                                          --------   -------    -------
Total gross realized losses.............................   374,005   139,096    114,341
                                                          --------   -------    -------
Net realized losses.....................................  $(56,330)  (27,023)   (21,957)
                                                          ========   =======    =======

    Included in other gross realized gains is the amount realized on the sale of a subsidiary in March 2001 (note 17).

    Proceeds from the sale of investment securities were $3.8 billion, $4.1 billion and $3.3 billion during 2001, 2000 and 1999, respectively.

    Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for fixed income securities or cost for equity securities. A summary of the change in unrealized gains (losses), net of income taxes, for the years ended December 31 is as follows (in thousands):

                                                             2001       2000       1999
                                                           --------   --------   --------
Fixed maturities securities..............................  $  2,850    55,725    (79,561)
Equity securities........................................   (11,516)  (57,131)    47,742
Derivative instruments...................................      (760)      961       (189)
Provision for income taxes...............................     3,313       156     11,202
                                                           --------   -------    -------
Total....................................................  $ (6,113)     (289)   (20,806)
                                                           ========   =======    =======

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        December 31, 2001, 2000 and 1999

NOTE 4. PREMIUMS AND OTHER RECEIVABLES

    Premiums and other receivables as of December 31 were as follows (in thousands):

                                                             2001       2000
                                                           --------   --------
Premiums.................................................  $105,550    77,664
Self-funded group receivables............................   221,363   194,308
Federal Employee Program.................................   197,954   161,385
Investment income receivable.............................    25,743    22,725
Receivable on investment securities sold.................       207    33,900
Other....................................................     9,493     9,939
                                                           --------   -------
Total....................................................  $560,310   499,921
                                                           ========   =======

NOTE 5. PROPERTY AND EQUIPMENT

    Property and equipment as of December 31 were as follows (in thousands):

                                                             2001       2000
                                                           --------   --------
Land and improvements....................................  $  7,227     5,874
Buildings and improvements...............................    40,512    39,843
Furniture and equipment..................................    85,120    83,982
Computer software........................................    45,184    35,188
Construction in progress.................................     5,367        --
                                                           --------   -------
                                                            183,410   164,887
Less accumulated depreciation and amortization...........    95,687    95,130
                                                           --------   -------
Total....................................................  $ 87,723    69,757
                                                           ========   =======

    During 2001, the Company began a four-year building project to expand its headquarters. Interest capitalized and included in construction in progress during 2001 was less than $0.1 million.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        December 31, 2001, 2000 and 1999

NOTE 6. MEDICAL AND OTHER BENEFITS PAYABLE

    The components of medical and other benefits payable as of December 31 were as follows (in thousands):

                                                        2001        2000        1999
                                                     ----------   ---------   ---------
Net medical and other benefits payable at
  beginning of year................................  $  420,955     417,688     371,312
Incurred related to
  Current year.....................................   2,283,983   1,973,500   1,821,681
  Prior years......................................     (20,192)    (21,717)    (17,319)
                                                     ----------   ---------   ---------
Total incurred.....................................   2,263,791   1,951,783   1,804,362
                                                     ----------   ---------   ---------
Paid related to
  Current year.....................................   1,939,775   1,696,295   1,517,098
  Prior years......................................     282,720     252,221     240,888
                                                     ----------   ---------   ---------
Total paid.........................................   2,222,495   1,948,516   1,757,986
                                                     ----------   ---------   ---------
Net medical and other benefits payable at end of
  year.............................................     462,251     420,955     417,688
Liability for self-funded claims...................     214,081     192,515     169,361
Liability for claims processing costs..............      21,181      21,553      17,886
Amounts due to providers...........................      12,243         483       5,114
                                                     ----------   ---------   ---------
Total..............................................  $  709,756     635,506     610,049
                                                     ==========   =========   =========

    The Company uses paid claims and completion factors based on historical payment patterns to estimate incurred claims. Changes in payment patterns and claims trends can result in increases or decreases to prior years' claims estimates. Negative amounts reported for incurred claims related to prior years resulted from claims being settled for less than originally estimated.

NOTE 7. COMMITMENTS & CONTINGENCIES

LEASES

    The Company has operating leases covering office space, computer hardware and software and business equipment expiring at various dates through 2011. Original non-cancelable leases may contain escalation clauses, along with options that permit renewals for additional periods and, in some cases, purchase of the property.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        December 31, 2001, 2000 and 1999

    The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2001 (in thousands):

YEARS ENDING DECEMBER 31,
-------------------------
2002.......................................................  $12,682
2003.......................................................   13,082
2004.......................................................    8,186
2005.......................................................    5,407
2006.......................................................    3,839
2007 and later years.......................................    8,835
                                                             -------
Total......................................................  $52,031
                                                             =======

    Rental expense for all operating leases for the years ended December 31, 2001, 2000 and 1999 was $17.3 million, $16.3 million and $17.1 million, respectively.

GUARANTEES

    Trigon Insurance Company guarantees certain liabilities of Primary Care First, L.L.C., an unconsolidated joint venture affiliate, related to term loans and equity and working capital lines of credit. The maximum amount of the loan guarantees is $6.1 million plus accrued interest. As of December 31, 2001 and 2000, the total outstanding loan amounts subject to the guarantees was $4.7 million and $5.1 million, respectively.

NOTE 8. OTHER LIABILITIES

    Other liabilities as of December 31 were as follows (in thousands):

                                                             2001       2000
                                                           --------   --------
Unearned premium reserve--Federal Employee Program.......  $130,787   105,974
Outstanding checks in excess of bank balance.............    41,603    39,793
Self-funded group deposits...............................    13,169    14,474
Current income taxes payable.............................    27,637       354
Payable for investment securities sold...................     3,939    38,637
Other....................................................    43,546    46,837
                                                           --------   -------
Total....................................................  $260,681   246,069
                                                           ========   =======

    The FEP unearned premium reserve represents the Company's share of the FEP premium stabilization reserve. These funds are actually held by the Blue Cross and Blue Shield Association on behalf of each Blue Cross and Blue Shield Plan participating in the Federal Employee Program. A receivable in the same amount is recorded in premiums and other receivables.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        December 31, 2001, 2000 and 1999

NOTE 9. OTHER REVENUES

    Other revenues include those revenues earned by non-core subsidiaries. A summary by type of revenue for the years ended December 31 is as follows (in thousands):

                                                               2001       2000       1999
                                                             --------   --------   --------
Employee benefits administration...........................  $ 1,231      2,336      3,769
Workers' compensation administration.......................    2,455      9,682      9,319
Health management services.................................   11,036      6,645      6,227
Other......................................................    5,383      4,974      4,903
                                                             -------     ------     ------
Total......................................................  $20,105     23,637     24,218
                                                             =======     ======     ======

NOTE 10. INCOME TAXES

    Income tax expense (benefit) attributable to income before income taxes and minority interest, substantially all of which is federal, for the years ended December 31 consists of (in thousands):

                                                              2001       2000       1999
                                                            --------   --------   --------
Current...................................................  $54,533     24,761     26,129
Deferred..................................................    3,663     25,327    (17,784)
                                                            -------     ------    -------
Total.....................................................  $58,196     50,088      8,345
                                                            =======     ======    =======

    The differences between the statutory federal income tax rate and the actual tax rate applied to income before income taxes and minority interest for the years ended December 31 were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Statutory federal income tax rate...........................    35.0%      35.0%      35.0%
Tax exempt investment income................................    (2.9)      (2.5)     (13.7)
Non-deductible amortization.................................     0.3        0.3        3.4
Tax adjustment on sale of subsidiary........................      --       (1.5)        --
Other, net..................................................     0.7       (1.1)       1.8
                                                                ----       ----      -----
Effective tax rate..........................................    33.1%      30.2%      26.5%
                                                                ====       ====      =====

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    The components of the deferred tax assets and deferred tax liabilities as of December 31 were as follows (in thousands):

                                                               2001       2000
                                                             --------   --------
Deferred tax assets

  Employee benefit plans...................................  $17,851     17,458

  Insurance reserves.......................................   34,435     33,914

  Property and equipment...................................       --      4,656

  Other....................................................    2,313      1,257
                                                             -------     ------

Gross deferred tax assets..................................   54,599     57,285
                                                             -------     ------

Deferred tax liabilities

  Investment securities....................................    1,594      4,907

  Property and equipment...................................    1,700         --

  Other....................................................      638        646
                                                             -------     ------

Gross deferred tax liabilities.............................    3,932      5,553
                                                             -------     ------

Net deferred tax asset.....................................  $50,667     51,732
                                                             =======     ======

    Deferred taxes as of December 31 are presented on the accompanying consolidated balance sheets as follows (in thousands):

                                                               2001       2000
                                                             --------   --------
Deferred tax assets--current...............................  $ 8,473      3,525

Deferred tax assets--noncurrent............................   42,194     48,207
                                                             -------     ------

Net deferred tax asset.....................................  $50,667     51,732
                                                             =======     ======

    Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.

    In conjunction with the Demutualization in 1997, the Company was required to make a payment of $175 million to the Commonwealth of Virginia (Commonwealth Payment) which was expensed and paid in prior years. The Company claimed the $175 million Commonwealth Payment as a deduction. The Internal Revenue Service denied this deduction during the course of its audit of the Company. The Company continued to pursue the deduction and in April 2001 received a Technical Advice Memorandum from the National Office of the IRS that supports the Company's position that the payment constitutes a normal business expense, and therefore should be deductible. The Company will recognize the financial statement impact of the deduction if and when it receives final approval by the IRS after review by the Congressional Joint Committee on Taxation. If successful, the Company expects to recover approximately $35 million in cash refunds and $26 million in income tax credit carryovers

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

plus after-tax interest currently estimated to be $8 million. In addition, the Company has filed a lawsuit claiming deductions for losses incurred on the termination of certain customer and provider contracts. See note 19.

    Regarding both of these matters, favorable resolution of these claims is subject to various uncertainties, including whether the deductions will be allowed at all and, in the case of the claim for losses on the termination of customer and provider contracts, the amount of the deductions, if any, that will be allowed. While the Company believes that its claims have merit, it cannot predict the ultimate outcome of the claims. The Company has not recognized the impact of these claims, if any, in the consolidated financial statements.

NOTE 11. BORROWINGS

    Commercial paper as of December 31 is summarized as follows (in thousands):

                                                             2001       2000
                                                           --------   --------
Current..................................................  $ 99,660        --

Noncurrent...............................................   200,000   275,448
                                                           --------   -------

Total....................................................  $299,660   275,448
                                                           ========   =======

    In November 2001, Trigon Healthcare, Inc. entered into new revolving credit facilities with a syndicate of lenders, replacing the existing revolving credit facility expiring in February 2002. The new credit facilities consist of a $100 million 364-day revolving credit facility and a $200 million 5-year revolving credit facility. These credit facilities may be used for general corporate purposes and are currently being used to back the commercial paper discussed below. The terms of the credit facilities provide for various borrowing options and rates and require the Company to pay facility and administrative fees on a quarterly basis. The credit facilities contain certain financial covenants and restrictions including minimum net worth requirements and debt to consolidated net worth ratio limitations. The Company was in compliance with all such covenants as of December 31, 2001. There were no amounts borrowed under the former or current credit facilities during 2001. In conjunction with the issuance of commercial paper notes during the first quarter of 2000, the Company repaid the $245 million outstanding on the former revolving credit agreement. The weighted average interest rate for the period the former revolving credit agreement was outstanding during the years ended December 31, 2000 and 1999 was 6.21% and 5.44%, respectively. Use of the credit facilities to back the commercial paper reduces the amounts available for borrowing under these facilities.

    In March 2000, Trigon Healthcare, Inc. commenced a private placement commercial paper program providing for the issuance of up to $300 million in aggregate maturity value of commercial paper notes. The notes are issued at par less a discount representing an interest factor. Under the program, they may also be issued at par as interest bearing notes. The notes may be issued with varying maturities up to a maximum of one year from issuance. As of December 31, 2001, outstanding notes under the commercial paper program totaled approximately $299.7 million with an average maturity of 20 days. As of December 31, 2000, outstanding notes totaled approximately $275.4 million with an average maturity of 14 days. The weighted average discount yield on the outstanding commercial paper notes as of December 31, 2001 and December 31, 2000 was 2.19% and 6.83%, respectively. The

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

commercial paper is currently backed by the revolving credit facilities. The Company has the intent to maintain commercial paper borrowings of at least this amount for more than one year. For financial reporting purposes, the commercial paper has been classified as a combination of current and noncurrent liabilities in the accompanying consolidated statements of financial condition based on the terms of the revolving credit facilities backing these notes.

    Peninsula Health Care, Inc. has a line of credit agreement with its minority shareholder for purposes of maintaining regulatory minimum net worth requirements. There were no amounts outstanding under this line of credit as of December 31, 2001 and 2000.

NOTE 12. EMPLOYEE BENEFIT PLANS

    The Company has a noncontributory defined benefit pension plan which is qualified under IRC 401(a). The plan is funded through the Blue Cross National Retirement Trust (the Trust), a collective investment trust for the retirement programs of its participating employers. Assets in the Trust are primarily domestic and international equity securities, domestic bonds, real estate funds and short-term investments. The Company also has a nonqualified supplemental executive retirement plan (SERP) which provides for pension benefits in excess of qualified plan limits imposed by IRC limits and restrictions on participation by highly compensated employees. The plan serves to restore the combined pension amount to original benefit levels. The plan is unfunded, however, the Company has established a grantor trust to fund future obligations under the plan. The grantor trust is consolidated with the Company for financial reporting purposes.

    In addition to providing pension benefits, the Company provides certain health and life insurance benefits for retired employees and for active employees who had at least 20 years of service and were between the ages of 40 and 45 with age plus years of service equal to 55 or more as of January 1, 1998. This postretirement benefit plan is also funded through the Trust.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the years ended December 31 and a statement of the funded status as of December 31 (in thousands):

                                                                                  POSTRETIREMENT
                                                           PENSION BENEFITS          BENEFITS
                                                          -------------------   -------------------
                                                            2001       2000       2001       2000
                                                          --------   --------   --------   --------
Reconciliation of benefit obligation
  Obligation as of January 1............................  $130,912   122,613     40,798     28,722
  Service cost..........................................     8,842     7,571      1,515      1,385
  Interest cost.........................................     9,684     9,152      3,449      2,761
  Participant contributions.............................        --        --         --         91
  Benefit payments......................................    (7,423)  (15,195)    (1,602)    (1,112)
  Actuarial loss........................................     5,507     6,771      7,948      8,951
                                                          --------   -------    -------    -------
Obligation as of December 31............................   147,522   130,912     52,108     40,798
                                                          --------   -------    -------    -------
Reconciliation of fair value of plan assets
  Fair value of plan assets as of January 1.............   136,412   150,871     18,847     18,372
  Actual return on plan assets..........................    (7,896)   (7,063)    (1,046)     1,496
  Employer contributions................................    17,500        --         --         --
  Participant contributions.............................        --        --         --         91
  Benefit payments......................................    (7,393)   (7,396)    (1,602)    (1,112)
                                                          --------   -------    -------    -------
Fair value of plan assets as of December 31.............   138,623   136,412     16,199     18,847
                                                          --------   -------    -------    -------
Funded status
  Funded status as of December 31.......................    (8,899)    5,500    (35,909)   (21,951)
  Unrecognized transition asset.........................       (97)     (167)        --         --
  Unrecognized reduction in prior service cost..........    (7,104)   (7,712)    (6,252)    (8,017)
  Unrecognized (gain) loss..............................    12,507   (13,374)    12,574      2,262
                                                          --------   -------    -------    -------
Net amount recognized...................................  $ (3,593)  (15,753)   (29,587)   (27,706)
                                                          ========   =======    =======    =======

    The following table provides the amounts recognized in the consolidated balance sheets as of December 31 (in thousands):

                                                                                   POSTRETIREMENT
                                                            PENSION BENEFITS          BENEFITS
                                                           -------------------   -------------------
                                                             2001       2000       2001       2000
                                                           --------   --------   --------   --------
Prepaid benefit cost (included in other assets)..........  $ 2,455         --         --         --
Accrued benefit liability (included in obligations for
  employee benefits, noncurrent).........................   (6,048)   (16,535)   (29,587)   (27,706)
Intangible asset (included in other assets)..............       --        748         --         --
Minimum pension liability (included in accumulated other
  comprehensive income)..................................       --         34         --         --
                                                           -------    -------    -------    -------
Net amount recognized....................................  $(3,593)   (15,753)   (29,587)   (27,706)
                                                           =======    =======    =======    =======

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    The pension plans with benefit obligations in excess of plan assets, principally the unfunded nonqualified SERP, had projected benefit obligations of $147.5 million and $7.4 million as of December 31, 2001 and 2000, respectively. The accumulated benefit obligations related to these plans were $143.1 million and $5.9 million, while the fair value of assets was $138.6 million and $0 as of December 31, 2001 and 2000, respectively. Both the qualified pension plan and nonqualified SERP plan were included in this disclosure for 2001.

    The following table provides the components of net periodic expense for the plans for the years ended December 31 (in thousands):

                                                          PENSION BENEFITS             POSTRETIREMENT BENEFITS
                                                   ------------------------------   ------------------------------
                                                     2001       2000       1999       2001       2000       1999
                                                   --------   --------   --------   --------   --------   --------
Service cost.....................................  $  8,842     7,571      7,842      1,514      1,385      1,412
Interest cost....................................     9,684     9,152      8,725      3,449      2,761      2,200
Expected return on plan assets...................   (12,374)  (11,851)   (11,224)    (1,624)    (1,753)    (1,553)
Amortization of transition asset.................       (70)      (70)       (70)        --         --         --
Amortization of prior service cost...............      (608)     (547)      (547)    (1,765)    (1,765)    (1,387)
Amortization of net (gain) loss..................      (104)     (312)       157        307         --         --
Settlement expense...............................        --     1,550         --         --         --         --
                                                   --------   -------    -------     ------     ------     ------
Total............................................  $  5,370     5,493      4,883      1,881        628        672
                                                   ========   =======    =======     ======     ======     ======

    The gross amount included within other comprehensive income arising from a decrease in the minimum pension liability was $0.03 million, $0.4 million and $1.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

    The prior service costs of the pension plans are amortized on a straight-line basis over the average remaining service period of the active plan participants. The prior service costs of the postretirement benefit plan are amortized on a straight-line basis over the average remaining years of service to full eligibility for benefits of the active plan participants. Gains and losses for the qualified pension plan and the postretirement benefit plan are amortized on a straight-line basis over the average remaining service period of active participants using the minimum basis outlined under SFAS No. 87 and SFAS No. 106, respectively. Gains and losses for the nonqualified SERP are amortized on a straight-line basis over the average remaining service period of active participants based on the entire unrecognized net gain or loss without applying the applicable corridor that is based on 10% of the greater of the projected benefit obligation or the market-related value of plan assets.

    The weighted average assumptions used in the measurement of the Company's benefit obligations as of December 31 were as follows:

                                                                                     POSTRETIREMENT
                                                           PENSION BENEFITS             BENEFITS
                                                        -----------------------   ---------------------
                                                           2001         2000         2001        2000
                                                        ----------   ----------   ----------   --------
Discount rate.........................................        7.25%        7.50%        7.25%    7.50%
Expected return on plan assets........................         9.0          9.0          9.0      9.0
Rate of compensation increases........................  3.0 to 6.5   3.0 to 6.5   3.0 to 6.5      4.5
                                                        ----------   ----------   ----------     ----

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

NOTE 12. EMPLOYEE BENEFIT PLANS

    For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and subsequent years.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects (in thousands):

                                                              1% INCREASE   1% DECREASE
                                                              -----------   -----------
Aggregate of service and interest cost components of net
  periodic postretirement health care benefit cost..........     $  839          (669)
                                                                 ------        ------
Health care component of the accumulated postretirement
  benefit obligation........................................     $8,374        (6,738)
                                                                 ------        ------

    The Company also has the Employees' Thrift Plan of Trigon Insurance Company (Thrift Plan) under which substantially all employees who have completed three months of service may elect to save up to 16% of their annual earnings on a pretax basis, subject to certain limits, in the plan. Participants have the option of investing in a variety of domestic and international investment funds as well as the stock of Trigon Healthcare, Inc. The Company contributes an amount equal to 50% of the participant's contributions limited to a total of 3% of the employee's compensation. These Company contributions are invested in the investment options using the same allocations selected by the participants for their contributions. Participants are eligible after three months of service and are fully vested in the Company's contributions after three years of service. The Company may make discretionary profit sharing contributions to participants through the Trigon Healthcare, Inc. stock investment option. The Company made discretionary contributions of $2.8 million, $3.4 million and $0.8 million during 2001, 2000 and 1999, respectively, for contributions made in the previous year. For the years ended December 31, 2001, 2000 and 1999, the Company's matching contribution to the Thrift Plan was $4.3 million, $4.0 million and $3.6 million, respectively.

NOTE 13. CAPITAL STOCK

    The Company has authorized 300 million shares of Class A Common Stock, par value $0.01 per share (Common Stock). Common Stock shares are entitled to one vote per share.

    The Company has also authorized 300 million shares of Class B non-voting Common Stock, par value $0.01 per share (Non-Voting Common Stock). No shares of Non-Voting Common Stock were issued and outstanding as of December 31, 2001 and 2000. The Non-Voting Common Stock has been authorized in connection with certain ownership and transfer restrictions included in the Company's amended and restated articles of incorporation. Non-Voting Common Stock shares are not entitled to vote on any matter except as otherwise required by law.

    The Company is authorized to issue up to 50 million shares of preferred stock, no par value per share, in one or more series and to provide the designations, preferences, limitations and rights of each series.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

SHAREHOLDER RIGHTS PLAN

    The Company has a Shareholder Rights Plan (Rights Plan). Under the Rights Plan, the Board of Directors authorized three million preferred shares, the Series A Junior Participating Preferred Shares, and declared a dividend of one preferred share purchase right (Right) on each outstanding share of Trigon Class A Common Stock. Each Right entitles shareholders to purchase one one-hundredth of a Series A Junior Participating Preferred Share at an exercise price of $100, subject to adjustment. Subject to certain exceptions, the Right will be exercisable only if a person or group acquires 10% or more of the Company's Common Stock or announces a tender offer for 10% or more of the Company's outstanding Common Stock. Each holder of a Right (other than those held by the acquiring person) will then be entitled to purchase, at the Right's then current exercise price, a number of shares of Trigon Common Stock having a market value of twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of shares of the acquiring company's Common Stock having a market value of twice the Right's exercise price.

    The date of record for the dividend distribution was July 29, 1997. The Rights will expire in 2007 and are redeemable by action of the Board of Directors at a price of $.001 per Right at any time prior to becoming exercisable.

COMMON STOCK HELD BY GRANTOR TRUSTS

    The Company has several grantor trusts which were established to fund future obligations under certain compensation and benefit plans. These grantor trusts are consolidated for financial reporting purposes with the Company. The grantor trusts may purchase shares of the Company's Common Stock in the open market. The purchase price of the shares purchased and held by the grantor trusts is shown as a reduction to capital in excess of par in the consolidated balance sheets.

STOCK OPTION PLANS, RESTRICTED STOCK AWARDS AND STOCK PURCHASE PLAN

    The 1997 Stock Incentive Plan (Incentive Plan) provides for the granting of stock options, restricted stock awards, performance stock awards, stock appreciation rights and cash performance awards to employees. The Company has reserved 6.3 million shares of its common stock for issuance under the Incentive Plan. Awards are granted by the Human Resources Compensation and Employee Benefits Committee of the Board of Directors. Options vest and expire over terms as set by the committee at the time of grant. In accordance with the Incentive Plan, options to purchase shares at an amount equal to the fair market value of the stock at the date of grant were granted to eligible employees during 2001, 2000 and 1999. These options generally vest on a pro-rata basis over three years, with certain grants vesting at the end of one or three years depending on an employee's years of service, and in all cases expire 10 years from date of grant.

    The 1997 Non-Employee Directors Stock Incentive Plan (Non-Employee Plan) provides for granting to newly-elected non-employee directors nonqualified stock options to purchase 10,000 shares of common stock on the date of the first annual meeting of shareholders at which the director is elected. In addition, each eligible director will automatically be granted options to purchase 5,000 shares of common stock as of the date of each subsequent annual meeting of shareholders. All options are granted at the fair market value on the date of grant and become exercisable on a pro-rata basis

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

over a three-year period. All options expire 10 years from the date of grant. The Company has reserved 550,000 shares of its common stock for issuance under the Non-Employee Plan.

    A summary of the stock option activity for the years ended December 31 is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               OPTIONS     PRICE
                                                              ---------   --------
Balance at January 1, 1999..................................  2,961,025    $23.79
  Granted...................................................    509,430     35.80
  Exercised.................................................   (140,854)    23.72
  Forfeited.................................................    (82,077)    27.11
                                                              ---------    ------
Balance at December 31, 1999................................  3,247,524     25.59
  Granted...................................................    559,800     36.49
  Exercised.................................................   (758,123)    24.10
  Forfeited.................................................    (73,863)    26.85
                                                              ---------    ------
Balance at December 31, 2000................................  2,975,338     27.99
  Granted...................................................    588,500     70.27
  Exercised.................................................   (368,651)    26.37
  Forfeited.................................................    (10,568)    48.63
                                                              ---------    ------
Balance at December 31, 2001................................  3,184,619    $35.92
                                                              =========    ======
Options exercisable at:
  December 31, 2001.........................................  2,201,894    $27.84
  December 31, 2000.........................................  1,987,254     24.75
  December 31, 1999.........................................  1,590,510     23.42
                                                              ---------    ------

    The following table summarizes information about stock options outstanding and exercisable as of December 31, 2001:

                                                    OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                            ------------------------------------   ----------------------
                                                           WEIGHTED
                                                            AVERAGE     WEIGHTED                 WEIGHTED
                                                           REMAINING    AVERAGE                  AVERAGE
RANGE OF                                      NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES                             OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------                             -----------   -----------   --------   -----------   --------
$18.13-25.50..............................   1,574,187     5.7 years     $23.49     1,574,187     $23.49
$27.75-38.63..............................   1,016,932     7.6 years     $35.23       553,285     $34.46
$53.13-73.63..............................     593,500     9.0 years     $70.08        74,422     $70.78

    During 2001 and 2000, the Board of Directors granted 24,052 and 87,681 shares, respectively, of the Company's common stock as restricted stock awards in accordance with the provisions of the Incentive Plan. The shares vest on a pro-rata basis over three years. The recipients of the restricted stock awards generally may not dispose or otherwise transfer the restricted stock until vested. For grants of restricted stock, unearned compensation equivalent to the fair market value of the shares at the date of grant is recorded as a separate component of shareholders' equity and subsequently amortized to compensation expense over the vesting period. Amortization was $1.8 million and $2.6 million for the years ended December 31, 2001 and 2000, respectively.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    As of December 31, 2001, a total of 1,994,620 shares were available for future grants under the Incentive Plan and Non-Employee Plan.

    The 1997 Employee Stock Purchase Plan (Stock Purchase Plan) provides employees of the Company an opportunity to purchase the Company's common stock through payroll deductions. The Company has reserved one million shares of its common stock for issuance under the Stock Purchase Plan. Shares needed to satisfy the needs of the Stock Purchase Plan may be newly issued by the Company or acquired by purchase at the expense of the Company on the open market or in private transactions. Annually, eligible employees may purchase up to $25,000 in fair value based on the grant date price of the Company's common stock at 85% of the lower of the fair value on the first or last trading day of each calendar quarter. Employee purchases under the Stock Purchase Plan were $1.8 million, $1.7 million and $1.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. Pursuant to the Stock Purchase Plan, shares of the Company's stock were purchased on the open market and issued to employees totaling 40,099, 64,387 and 60,735 during 2001, 2000 and 1999, respectively. In addition, 7,282 shares were pending purchase as of December 31, 2001. As of December 31, 2001, there were 737,656 shares of common stock available for issuance under the Stock Purchase Plan.

    The pro forma information regarding net income and earnings per share as required by SFAS No. 123 has been determined as if the Company had accounted for its stock-based compensation under the fair value method of that Statement. The fair value for the stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

                                                                2001       2000       1999
                                                              --------   --------   --------
Risk-free interest rate.....................................     4.16%      4.88%      6.78%
Volatility factor...........................................    38.27%     38.67%     42.36%
Dividend yield..............................................       --         --         --
Weighted average expected life..............................  5 years    5 years    5 years

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock option grants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock option grants.

    For purposes of pro forma disclosures, compensation expense is increased for the estimated fair value of the options amortized over the options' vesting periods and for the difference between the market price of the stock and the discounted purchase price of the shares on the purchase date for the

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

employee stock purchases. The Company's pro forma information is as follows (in thousands, except per share data and weighted average fair value):

                                                       2001                  2000                  1999
                                                -------------------   -------------------   -------------------
                                                   AS        PRO         AS        PRO         AS        PRO
                                                REPORTED    FORMA     REPORTED    FORMA     REPORTED    FORMA
                                                --------   --------   --------   --------   --------   --------
Net income....................................  $116,060   108,478    112,009    105,175     20,463     12,486
Earnings per share
  Basic net income............................  $   3.20      2.99       2.98       2.80       0.50       0.31
  Diluted net income..........................  $   3.11      2.90       2.90       2.72       0.49       0.30
Weighted average fair value of options granted
  during the year.............................  $     --     27.99         --      15.22         --      16.87
Weighted average fair value of employee stock
  purchases during the year...................  $     --     12.37         --      15.39         --       6.30
Weighted average fair value of restricted
  stock awards granted during year............  $     --     58.23         --      34.10         --      32.88

STOCK REPURCHASE PROGRAM

    The Company completed its first stock repurchase program in February 2000 whereby ten percent of the Company's common stock was repurchased. Also in February 2000, the Company commenced a second stock repurchase program for the repurchase of up to ten percent in additional shares. Under both repurchase programs, the purchases may be made from time to time at prevailing prices in the open market, by block purchase or in private transactions and may be discontinued at any time. The repurchases are subject to restrictions relating to volume, price, timing and debt covenant requirements. During 2001, the Company purchased and retired 1,752,830 shares of its common stock at a cost of $95.5 million, bringing the total shares purchased and retired to 6,513,828 shares at a cost of approximately $249.3 million. The excess of the cost of the acquired shares over par value is charged on a pro rata basis to capital in excess of par and retained earnings. As of December 31, 2001, the Company may repurchase an additional 1.5 million shares under the second stock repurchase program.

NOTE 14. NET INCOME AND NET INCOME PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31 (in thousands, except per share data):

                                                                2001       2000       1999
                                                              --------   --------   --------
Numerator for basic and diluted earnings per share--net
  income....................................................  $116,060    112,009    20,463
                                                              --------   --------   -------
Denominator
  Denominator for basic earnings per share--weighted average
    shares..................................................    36,242     37,615    40,826
  Effect of dilutive securities--employee and director stock
    options and nonvested restricted stock awards...........     1,130      1,066       594
                                                              --------   --------   -------
Denominator for diluted earnings per share..................    37,372     38,681    41,420
                                                              ========   ========   =======
Basic net income per share..................................  $   3.20       2.98      0.50
                                                              ========   ========   =======
Diluted net income per share................................  $   3.11       2.90      0.49
                                                              ========   ========   =======

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

NOTE 15. COMPREHENSIVE INCOME

    The reclassification entries under SFAS No. 130, Reporting Comprehensive Income, for the years ended December 31 were as follows (in thousands):

                                                                2001       2000       1999
                                                              --------   --------   --------
Net unrealized losses on investment securities, net of
  income taxes
  Net unrealized holding losses arising during the year, net
    of income tax benefit of $14,372, $5,008 and $20,043....  $(26,652)   (9,300)   (37,225)
  Less: reclassification adjustment for net losses included
    in net income, net of income tax benefit of $11,059,
    $4,852 and $8,841.......................................    20,539     9,011     16,419
                                                              --------    ------    -------
Net unrealized losses on investment securities, net of
  income taxes..............................................  $ (6,113)     (289)   (20,806)
                                                              ========    ======    =======

    The components of accumulated other comprehensive income as of December 31 were as follows (in thousands):

                                                                2001       2000       1999
                                                              --------   --------   --------
Net unrealized gain on investment securities, net of income
  taxes of $1,594, $4,907 and $5,063........................   $3,001      9,114     9,403
Minimum pension liability, net of income taxes of $12 in
  2000 and $169 in 1999.....................................       --        (22)     (315)
                                                               ------     ------     -----
Accumulated other comprehensive income......................   $3,001      9,092     9,088
                                                               ======     ======     =====

NOTE 16. STATUTORY FINANCIAL INFORMATION

    Trigon Insurance Company and certain other subsidiaries are required to file financial statements with, and are subject to audit by, the Commonwealth of Virginia, Bureau of Insurance (Bureau of Insurance). Such financial statements are prepared in accordance with statutory accounting practices prescribed or permitted by the Bureau of Insurance which differ from accounting principles generally accepted in the United States of America under which the accompanying consolidated financial statements have been prepared. Effective January 1, 2001, the Bureau of Insurance adopted in its entirety, as a component of prescribed or permitted practices by the Commonwealth of Virginia, the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures manual--version effective January 1, 2001, (Codification). Codification was developed by the NAIC in an effort to develop a single uniform and comprehensive basis of statutory accounting. Codification was approved with a provision allowing for prescribed or permitted accounting practices to be determined by each states' insurance commissioner. Accordingly, such discretion will continue to allow prescribed or permitted accounting practices that may differ from state to state. The Company has determined that the combined statutory capital and surplus as of January 1, 2001 of all subsidiaries subject to Codification increased approximately $38 million as a result of the implementation of Codification.

    Significant differences between accounting principles generally accepted in the United States of America and statutory accounting practices prescribed or permitted by the Bureau of Insurance include: (i) certain investment valuation reserves and certain claim reserves recognized under statutory accounting,
(ii) certain assets (primarily furniture and equipment, leasehold improvements, employee benefit plan assets) not recognized under statutory accounting, and
(iii) certain assets recognized using

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

a different method (primarily deferred tax assets and certain miscellaneous receivables) under statutory accounting. While the Bureau of Insurance has the authority to permit insurers to deviate from prescribed statutory accounting practices, none of the Company's subsidiaries subject to regulatory oversight by the Bureau of Insurance have received, nor requested, approval to adopt any such deviations.

    Statutory surplus and net income for Trigon Insurance Company were (in thousands):

Statutory surplus as of:
  December 31, 2001 (unaudited).............................  $465,559
  December 31, 2000.........................................   490,000

Statutory net income for the years ended:
  December 31, 2001 (unaudited).............................  $ 77,603
  December 31, 2000.........................................    88,509
  December 31, 1999.........................................    93,301

    Trigon Insurance Company is required by the Bureau of Insurance to maintain statutory capital and surplus of at least $4.0 million.

    Under the Code of Virginia, an insurance company may pay a dividend without prior approval of the Bureau of Insurance to the extent that such dividend together with other dividends or distributions within the preceding 12 months does not exceed the lesser of: (i) 10% of the insurer's statutory surplus as of the immediately preceding December 31, or (ii) the net statutory gain from operations (excluding realized gains on investments) for the 12-month period ended the immediately preceding December 31. During 2001, 2000 and 1999, Trigon Insurance Company paid cash dividends to its parent of $125.0 million, $125.0 million and $48.9 million, respectively. The 2001 and 2000 cash dividends required and received prior approval from the Bureau of Insurance.

    The Commonwealth of Virginia adopted the National Association of Insurance Commissioners (NAIC) Risk-Based Capital Act in 1995. Under this Act, a company's risk-based capital (RBC) is calculated by applying certain factors to various asset, premium and reserve items. If a company's calculated RBC falls below certain thresholds, regulatory intervention or oversight is required. The RBC level as calculated in accordance with the NAIC's RBC instructions for all subsidiaries subject to the Act exceeded all RBC thresholds as of December 31, 2001.

NOTE 17. SUBSIDIARIES

SALE OF TRIGON ADMINISTRATORS, INC.

    In March 2001, the Company sold Trigon Administrators, Inc. and its Property and Casualty Division, which provides workers' compensation, liability and short-term disability services, and recognized a gain of $3.5 million on the sale. The gain is included as a component of net realized losses in the accompanying consolidated statements of operations.

PURCHASE OF MINORITY INTEREST OF PRIORITY, INC.

    On September 29, 2000, Priority purchased and retired the 20% of its outstanding shares held by the minority shareholder in accordance with the provisions of the Shareholders Agreement for Priority between the Company and the minority shareholder. The purchase price for the minority interest was

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

approximately $2.7 million. The acquisition was accounted for as a purchase and goodwill arising from the purchase amounted to $2.2 million. In conjunction with the purchase and retirement of the 20% outstanding common stock, Priority also repaid and retired all outstanding debt and accrued interest held by the minority shareholder.

MID-SOUTH EXIT OF HEALTH INSURANCE MARKET

    On October 5, 1999, the Company announced that Mid-South Insurance Company, a subsidiary headquartered in Fayetteville, North Carolina, intended to exit the health insurance market with a targeted effective date of April 30, 2000 for group business and with targeted or actual effective dates for the exit of individual business to vary depending upon the regulations of each affected state. The announcement followed the development and Board of Directors approval of a comprehensive exit plan in September 1999. After taking a number of steps to improve the performance of Mid-South and assessing various alternatives, it was concluded that Mid-South could not bring its financial performance up to expectations within a reasonable time frame. The exit would permit the Company to intensify its focus on its successful business in Virginia and pursue more substantial opportunities for growth in the surrounding regions.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    The announcement in October resulted in a nonrecurring pretax charge to operations during the third quarter of 1999 of $79.9 million or $51.9 million net of tax. The charge included costs associated with the write-off of goodwill, other intangibles and deferred acquisition costs determined not to be recoverable of $55.9 million, a $20.6 million increase to claim reserves for anticipated future claims, bringing total claims reserves to $31.3 million, and maintenance costs in excess of the related premiums and certain other costs associated with the exit of $3.4 million. The Company recognized the charge for goodwill, other intangibles and deferred acquisition costs and certain other costs associated with the exit in selling, general and administrative expenses and recognized the charge to increase the claim reserves in medical and other benefit costs in the accompanying statements of operations. Through
December 31, 2001, the Company made payments of $22.6 million against the claim reserves and $1.5 million against the accrual of certain other exit costs, including payments during 2001 of $9.7 million against the claim reserves. No other adjustments have been made to these accruals. The remaining accrual is expected to be sufficient to satisfy any potential payments related to the 1999 exit.

    Cancellation notices were sent on the group business and the exit of this business was completed by April 30, 2000. The Company pursued options other than cancellation of the individual business and on June 1, 2000 all of the issued and outstanding shares of Mid-South were sold to another carrier. The purchase price approximated net book value. The Company retained responsibility for certain medical claims and other exit costs incurred prior to the sale on June 1, 2000. The stock purchase agreement also included a purchase price adjustment provision tied to the financial performance of the Mid-South individual business for the period from June 1, 2000 through December 31, 2002. The remaining accrual is expected to be sufficient to satisfy any potential payments under this provision of the stock purchase agreement.

NOTE 18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

    The carrying amounts of cash, premiums and other receivables, other current assets, medical and other benefits payable, unearned premiums, accounts payable and accrued expenses, commercial paper and other current liabilities approximate fair value because of the short-term nature of these instruments. The fair values of investment securities are estimated based on quoted market prices.

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investment securities and premiums receivable. All of the investment securities are managed within established guidelines which limit the amounts which may be invested with one issuer. The Company primarily conducts business within the Commonwealth of Virginia; therefore, premiums receivable are concentrated with companies and individuals within Virginia.

NOTE 19. LEGAL AND REGULATORY PROCEEDINGS

    On June 9, 2000, the Company's subsidiary, Trigon Insurance Company, filed a lawsuit against the federal government for the recovery of federal income tax overpayments for the years 1989 through 1995. The case was tried in November 2001, and closing arguments will be made to the court in March 2002. If successful, the Company expects to recover approximately $33 million in cash refunds plus after-tax interest of about $18 million and to receive tax refunds for the years 1996 through 2000 of about $26 million. In addition, if the Company is successful it could receive substantial additional tax deductions that could lower federal income tax liability for years after 1995.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    The lawsuit, filed in the United States District Court for the Eastern District of Virginia, relates to the initial valuation and deductibility of the Company's assets when, along with other Blue Cross or Blue Shield organizations, it became subject to federal income taxation in 1987. As part of this change in tax status, Congress provided that if a Blue Cross or Blue Shield organization disposed of an asset that it had acquired while tax-exempt, its taxable gain or loss would be computed by reference to the asset's fair market value at the time the organization became subject to tax. The Company is seeking deductions for losses incurred on the termination of certain customer and provider contracts that were held by it on January 1, 1987, based on the fair market value of the contracts on that date.

    The Internal Revenue Service asserts that the Company is not entitled to deduct losses incurred on the termination of these contracts. The resolution of the Company's refund claim is subject to uncertainties, including whether the court will allow the deductions and, if so, the amount of the deductions that will be allowed. While the Company believes that its claim is meritorious, it cannot predict the ultimate outcome of the claim.

    If the Company wins this lawsuit and has previously collected refunds for the Demutualization payment deduction discussed in note 10, a portion of the tax recoveries for the years after 1995 would most likely be realized in the form of income tax credit carryovers rather than cash. Regarding both of these matters, favorable resolution of these claims is subject to various uncertainties, including whether the deductions will be allowed at all and, in the case of the claim for losses on the termination of customer and provider contracts, the amount of the deductions, if any, that will be allowed. While the Company believes that its claims have merit, it cannot predict the ultimate outcome of the claims. The Company has not recognized the impact of these claims, if any, in the consolidated financial statements.

    The Company and certain of its subsidiaries are involved in various other legal actions occurring in the normal course of their business. While the ultimate outcome of such litigation cannot be predicted with certainty, in the opinion of Company management, after consultation with counsel responsible for such litigation, the outcome of those actions is not expected to have a material adverse effect on the financial condition or results of operations of the Company.

NOTE 20. SEGMENT INFORMATION

    The Company has four reportable segments: health insurance, government programs, investments and all other. Its health insurance segment offers several network products, including HMO, PPO and PAR as well as medicare supplement plans. The government programs segment includes the FEP and, through August 1999, claims processing for Medicare (note 2). Through its participation in the FEP, the Company provides health benefits to federal employees in Virginia. The FEP is the Company's largest customer, representing 17.8%, 17.8%, and 19.1% of total consolidated revenues during 2001, 2000 and 1999, respectively. All of the investment portfolios of the consolidated subsidiaries are managed and evaluated collectively within the investment segment. The Company's other health-related business, including disease management programs, benefits administration, health promotion and similar products, is reflected in an "all other" category.

    The reportable segments follow the Company's method of internal reporting by products and services.

    The financial results of the Company's segments are presented consistent with the accounting policies described in note 1. The Company evaluates the performance of its segments and allocates

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

resources based on income before income taxes and minority interest, except for the investments segment which is evaluated using investment income and net realized gains and losses. Intersegment sales and expense transfers are recorded at cost.

    The following table presents information by reportable segment for the years ended December 31 (in thousands):

                                            HEALTH     GOVERNMENT                   ALL
                                          INSURANCE     PROGRAMS    INVESTMENTS    OTHER       TOTAL
                                          ----------   ----------   -----------   --------   ---------
2001
  Revenues from external customers......  $2,376,454    529,491            --      16,779    2,922,724
  Investment income and net realized
    losses..............................          --         --        48,917          --       48,917
  Intersegment revenues.................      15,129         --            --       9,170       24,299
  Depreciation and amortization
    expense.............................      21,860        223            27       2,584       24,694
  Income before income taxes and
    minority interest...................     178,866      6,160        48,917       4,253      238,196

2000
  Revenues from external customers......  $2,036,225    464,303            --      21,339    2,521,867
  Investment income and net realized
    losses..............................          --         --        87,430          --       87,430
  Intersegment revenues.................      12,987         --            --       7,925       20,912
  Depreciation and amortization
    expense.............................      14,125         22            23       1,828       15,998
  Income before income taxes and
    minority interest...................     127,161      1,015        87,430       4,251      219,857

1999
  Revenues from external customers......  $1,798,956    448,676            --      21,657    2,269,289
  Investment income and net realized
    losses..............................          --         --        75,174          --       75,174
  Intersegment revenues.................      11,885         --            --       6,546       18,431
  Depreciation and amortization
    expense.............................      17,667        261            19       1,681       19,628
  Income (loss) before income taxes and
    minority interest...................      (4,441)    (1,731)       75,174       1,791       70,793

    Asset information by reportable segment has not been disclosed as it is not prepared internally by the Company. However, depreciation and amortization expense for property and equipment purchased is charged to the reportable segment responsible for the purchase.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                        December 31, 2001, 2000 and 1999

    A reconciliation of reportable segment total revenues, income before income taxes and minority interest and depreciation and amortization expense to the corresponding amounts included in the consolidated statements of operations for the years ended December 31 is as follows (in thousands):

                                                                2001        2000        1999
                                                             ----------   ---------   ---------
Revenues
  Reportable segments
    External revenues......................................  $2,922,724   2,521,867   2,269,289
    Investment revenues....................................      48,917      87,430      75,174
    Intersegment revenues..................................      24,299      20,912      18,431
  Other corporate revenues.................................       3,326       2,298       1,965
  Elimination of intersegment revenues.....................     (24,299)    (20,912)    (18,431)
                                                             ----------   ---------   ---------
Total revenues.............................................  $2,974,967   2,611,595   2,346,428
                                                             ==========   =========   =========
Profit or Loss
  Reportable segments......................................  $  238,196     219,857      70,793
  Corporate expenses not allocated to segments.............     (49,763)    (36,854)    (30,916)
  Unallocated amounts:
    Interest expense.......................................     (12,695)    (17,249)     (8,359)
                                                             ----------   ---------   ---------
Income before income taxes and minority interest...........  $  175,738     165,754      31,518
                                                             ==========   =========   =========
Depreciation and amortization expense
  Reportable segments......................................  $   24,694      15,998      19,628
  Not allocated to segments................................      (1,274)       (716)       (973)
                                                             ----------   ---------   ---------
Total depreciation and amortization expense................  $   23,420      15,282      18,655
                                                             ==========   =========   =========

                (ii) The Unaudited Consolidated Financial Statements of Trigon.


                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                                 (in thousands)

                                                              MARCH 31,
                                                                 2002
                                                              ----------
Assets
Current assets
  Cash......................................................  $    8,236
  Investment securities, at estimated fair value............   1,859,038
  Premiums and other receivables............................     667,602
  Deferred income taxes.....................................      11,091
  Other.....................................................      16,368
                                                              ----------
      Total current assets..................................   2,562,335
                                                              ----------
Property and equipment, net.................................      91,958
Deferred income taxes.......................................      42,198
Goodwill, net (note 9)......................................      13,670
Restricted investments, at estimated fair value.............       7,052
Other assets................................................       9,229
                                                              ----------
      Total assets..........................................  $2,726,442
                                                              ==========
Liabilities and Shareholders' Equity
  Current liabilities
    Medical and other benefits payable......................  $  663,017
    Unearned premiums.......................................     160,934
    Accounts payable and accrued expenses...................      76,110
    Other liabilities.......................................     346,402
    Commercial paper (note 2)...............................      99,721
                                                              ----------
      Total current liabilities.............................   1,346,184
                                                              ----------
Medical and other benefits payable, noncurrent..............      75,143
Obligations for employee benefits, noncurrent...............      44,161
Commercial paper, noncurrent (note 2).......................     200,000
Minority interest...........................................      14,750
                                                              ----------
      Total liabilities.....................................   1,680,238
                                                              ----------
Shareholders' equity
    Common stock............................................         358
    Capital in excess of par................................     780,927
    Retained earnings.......................................     269,601
    Unearned compensation-restricted stock..................      (3,699)
    Accumulated other comprehensive income (loss) (note
      6)....................................................        (983)
                                                              ----------
      Total shareholders' equity............................   1,046,204
Commitments and contingencies (note 7)
                                                              ----------
      Total liabilities and shareholders' equity............  $2,726,442
                                                              ==========

                 See notes to consolidated financial statements

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
               For the three months ended March 31, 2002 and 2001
                     (in thousands, except per share data)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Revenues
Premium and fee revenues
    Commercial..............................................  $599,611    513,890
    Federal Employee Program................................   144,438    133,741
    Amounts attributable to self-funded arrangements........   459,507    386,289
    Less: amounts attributable to claims under self-funded
      arrangements..........................................  (398,044)  (333,471)
                                                              --------   --------
                                                               805,512    700,449
  Investment income.........................................    24,531     27,744
  Net realized losses.......................................   (10,579)    (6,275)
  Other revenues............................................     6,211      6,245
                                                              --------   --------
      Total revenues........................................   825,675    728,163
                                                              --------   --------
Expenses
  Medical and other benefit costs
    Commercial..............................................   489,253    418,042
    Federal Employee Program................................   138,663    128,748
                                                              --------   --------
                                                               627,916    546,790
  Selling, general and administrative expenses..............   141,969    128,423
  Interest expense..........................................     1,607      4,180
                                                              --------   --------
      Total expenses........................................   771,492    679,393
                                                              --------   --------
Income before income taxes and minority interest............    54,183     48,770
Income tax expense..........................................    17,663     16,384
                                                              --------   --------
Income before minority interest.............................    36,520     32,386
Minority interest...........................................     1,283        (14)
                                                              --------   --------
Net income..................................................  $ 35,237     32,400
                                                              ========   ========
Earnings per share (note 5)
  Basic net income..........................................  $   0.99       0.87
                                                              ========   ========
  Diluted net income........................................  $   0.96       0.84
                                                              ========   ========
Weighted average number of common shares outstanding
  Basic.....................................................    35,706     37,286
                                                              ========   ========
  Diluted...................................................    36,864     38,419
                                                              ========   ========

                 See notes to consolidated financial statements

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

                                  (UNAUDITED)
               For the three months ended March 31, 2002 and 2001
                                 (in thousands)

                                                                 2002        2001
                                                              ----------   ---------
Balance as of January 1.....................................  $1,020,420   1,014,862
Net income..................................................      35,237      32,400
Net unrealized losses on investment securities, net of
  income taxes..............................................      (3,984)     (5,605)
                                                              ----------   ---------
  Comprehensive income......................................      31,253      26,795
                                                              ----------   ---------
Purchase and reissuance of common stock under stock option
  and other employee benefit plans, including tax benefits
  and net of amortization...................................      (4,905)     (2,408)
Change in common stock held by consolidated grantor
  trusts....................................................        (564)       (542)
Repurchase and retirement of common stock...................          --     (41,755)
                                                              ----------   ---------
Balance as of March 31......................................  $1,046,204     996,952
                                                              ==========   =========

                 See notes to consolidated financial statements

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
               For the three months ended March 31, 2002 and 2001
                                 (in thousands)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              -------------   -------------
Net income..................................................    $  35,237          32,400
Adjustments to reconcile net income to net cash provided by
  operating activities
    Depreciation and amortization...........................        6,543           5,221
    Amortization of unearned compensation...................          502             429
    Accretion of discounts and amortization of premiums,
      net...................................................        2,628          (2,581)
    Change in allowance for doubtful accounts receivable....          (56)           (977)
    Increase in premiums and other receivables..............      (22,730)        (17,401)
    (Increase) decrease in other assets.....................       (2,920)          2,402
    Increase in medical and other benefits payable..........       28,404          14,625
    Increase in unearned premiums...........................       11,587          14,863
    Decrease in accounts payable and accrued expenses.......       (9,882)         (2,595)
    Increase in other liabilities...........................       26,910           7,579
    Change in deferred income taxes.........................         (307)           (327)
    Increase (decrease) in minority interest................        1,283             (14)
    Increase in obligations for employee benefits...........        2,470           8,039
    Loss on disposal of property and equipment and other
      assets................................................           68              37
    Realized investment losses, net.........................       10,579           6,275
                                                                ---------      ----------
        Net cash provided by operating activities...........       90,316          67,975
                                                                ---------      ----------
Cash flows from investing activities
  Proceeds from sale of property and equipment and other
    assets..................................................           15             220
  Capital expenditures......................................      (11,182)        (11,070)
  Investment securities purchased...........................     (944,114)     (1,828,639)
  Proceeds from investment securities sold..................      757,835       1,537,539
  Maturities of fixed income securities.....................       87,606         245,193
                                                                ---------      ----------
        Net cash used in investing activities...............     (109,840)        (56,757)
                                                                ---------      ----------
Cash flows from financing activities
  Change in commercial paper notes..........................           61           9,976
  Purchase and reissuance of common stock under stock option
    and employee benefit plans, including tax benefits......       (5,599)         (2,794)
  Change in common stock purchased by consolidated grantor
    trusts..................................................         (564)           (542)
  Purchase and retirement of common stock...................           --         (29,820)
  Change in outstanding checks in excess of bank balance....       15,867          18,141
                                                                ---------      ----------
        Net cash provided by (used in) financing
          activities........................................        9,765          (5,039)
                                                                ---------      ----------
Increase (decrease) in cash.................................       (9,759)          6,179
Cash--beginning of period...................................       17,995           6,345
                                                                ---------      ----------
Cash--end of period.........................................    $   8,236          12,524
                                                                =========      ==========

                 See notes to consolidated financial statements

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying consolidated financial statements prepared by Trigon Healthcare, Inc. and its subsidiaries (collectively, Trigon or the Company) are unaudited. Accordingly, the consolidated financial statements do not include all of the information and the footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

    In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such consolidated financial statements have been included. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results for the full year.

    Certain prior period amounts have been reclassified to conform to the current period presentation.

2. REVOLVING CREDIT FACILITIES AND COMMERCIAL PAPER

    In November 2001, the Company entered into new revolving credit facilities with a syndicate of lenders, replacing the existing revolving credit facility expiring in February 2002. The new credit facilities consist of a $100 million 364-day revolving credit facility and a $200 million 5-year revolving credit facility. These credit facilities may be used for general corporate purposes and are currently being used to back the commercial paper discussed below. The terms of the credit facilities provide for various borrowing options and rates and require the Company to pay facility and administrative fees on a quarterly basis. The credit facilities contain certain financial covenants and restrictions including minimum consolidated net worth requirements and debt to consolidated total capitalization ratio limitations. There were no amounts borrowed under the credit facilities during 2002. Use of the credit facilities to back the commercial paper reduces the amounts available for borrowing under these facilities.

    In March 2000, the Company commenced a private placement commercial paper program providing for the issuance of up to $300 million in aggregate maturity value of commercial paper notes. The notes are issued at par less a discount representing an interest factor. Under the program, they may also be issued at par as interest bearing notes. The notes may be issued with varying maturities up to a maximum of one year from issuance. As of March 31, 2002, outstanding notes under the commercial paper program totaled approximately $299.7 million with an average maturity of 17 days. See Note 11. The weighted-average annual discount yield on the outstanding commercial paper notes as of March 31, 2002 was 1.99%. The commercial paper is currently backed by revolving credit facilities. For financial reporting purposes, the commercial paper has been classified as a combination of current and noncurrent liabilities in the accompanying consolidated statements of financial condition based on the terms of the revolving credit facilities backing these notes.

3. INCOME TAXES

    The effective tax rate on income before income taxes and minority interest for the three months ended March 31, 2002 and 2001 was 32.6% and 33.6%, respectively. The effective tax rates for 2002 and 2001 differ from the statutory tax rate of 35% primarily due to the Company's investments in

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

tax-exempt municipal bonds that reduce the effective tax rate by the effect of the tax-exempt investment income earned.

    See note 7 for discussion of the Demutualization payment deduction.

4. CAPITAL STOCK

    In February 2002, the Board of Directors granted 31,369 shares of the Company's common stock as restricted stock awards in accordance with the provisions of the 1997 Stock Incentive Plan (Incentive Plan). The shares vest on a pro rata basis over three years. The recipients of the restricted stock awards generally may not dispose or otherwise transfer the restricted stock until vested. For grants of restricted stock, unearned compensation equivalent to the fair market value of the shares at the date of grant is recorded as a separate component of shareholders' equity and subsequently amortized to compensation expense over the vesting period. A total of 67,723 restricted shares were outstanding as of March 31, 2002. Amortization for the three months ended
March 31, 2002 and 2001 was $0.5 million and $0.4 million, respectively.

5. NET INCOME AND NET INCOME PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2002 and 2001 (in thousands, except per share data):

                                                               2002       2001
                                                             --------   --------
Numerator for basic and diluted earnings per share--net
  income...................................................  $35,237     32,400
Denominator
  Denominator for basic earnings per share--weighted
    average shares.........................................   35,706     37,286
  Effect of dilutive securities--employee and director
    stock options and nonvested restricted stock awards....    1,158      1,133
                                                             -------     ------
  Denominator for diluted earnings per share...............   36,864     38,419
                                                             =======     ======
Basic net income per share.................................  $  0.99       0.87
                                                             =======     ======
Diluted net income per share...............................  $  0.96       0.84
                                                             =======     ======

    Shares of nonvested restricted stock are not considered outstanding in computing the weighted-average number of common shares for basic earnings per share, but are included in diluted earnings per share using the treasury stock method.

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

6. COMPREHENSIVE INCOME

    The reclassification entries under SFAS No. 130, Reporting Comprehensive Income, for the three months ended March 31, 2002 and 2001 were as follows (in thousands):

                                                              2002       2001
                                                            --------   --------
Net unrealized losses on investment securities, net of
  income taxes Net holding gains (losses) arising during
  the period, net of income tax expense (benefit) of
  $(6,009) and $1,824.....................................  $(11,201)    3,387
Less: reclassification adjustment for net gains (losses)
  included in net income, net of income tax expense
  (benefit) of $(3,886) and $4,842........................    (7,217)    8,992
                                                            --------    ------
Net unrealized losses on investment securities, net of
  income taxes............................................  $ (3,984)   (5,605)
                                                            ========    ======

    Accumulated other comprehensive income (loss) as of March 31, 2002 was as follows (in thousands):

                                                              MARCH 31,
                                                                2002
                                                              ---------
Net unrealized gains (losses) on investment securities, net
  of income tax expense (benefit) of $(530).................    $(983)
                                                                =====

7. LITIGATION AND OTHER MATTERS

    In conjunction with the Demutualization in 1997, the Company made the $175 million Commonwealth Payment which was expensed and paid in prior years. The Company claimed the $175 million Commonwealth Payment as a deduction. The IRS denied this deduction during the course of its audit of the Company. The Company continued to pursue the deduction and in April 2001 received a Technical Advice Memorandum (Memorandum) from the National Office of the IRS that supports the Company's position that the payment constitutes a normal business expense, and therefore should be deductible. On March 18, 2002, the Company received notice from the IRS that they are considering revoking this Memorandum and, accordingly, have withdrawn the Memorandum as of that date. The Company will continue to pursue this deduction. If successful, the Company expects to recover approximately $35 million in cash refunds and $26 million in income tax credit carryovers plus after-tax interest currently estimated to be $8 million.

    In addition, the Company's subsidiary, Trigon Insurance Company, filed a lawsuit against the federal government in June 2000 for the recovery of federal income tax overpayments for the years 1989 through 1995. The case was tried in November 2001, and closing arguments were made to the court in March 2002. If successful, the Company expects to recover approximately $33 million in cash refunds plus after-tax interest of about $18 million and to receive tax refunds for the years 1996 through 2000 of about $26 million. In addition, if the Company is successful it could receive substantial additional tax deductions that could lower federal income tax liability for years after 1995.

    The lawsuit, filed in the United States District Court for the Eastern District of Virginia, relates to the initial valuation and deductibility of the Company's assets when, along with other Blue Cross or

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

Blue Shield organizations, it became subject to federal income taxation in 1987. As part of this change in tax status, Congress provided that if a Blue Cross or Blue Shield organization disposed of an asset that it had acquired while tax-exempt, its taxable gain or loss would be computed by reference to the asset's fair market value at the time the organization became subject to tax. The Company is seeking deductions for losses incurred on the termination of certain customer and provider contracts that were held by it on January 1, 1987, based on the fair market value of the contracts on that date.

    The IRS asserts that the Company is not entitled to deduct losses incurred on the termination of these contracts. The resolution of the Company's refund claim is subject to uncertainties, including whether the court will allow the deductions and, if so, the amount of the deductions that will be allowed. While the Company believes that its claim is meritorious, it cannot predict the ultimate outcome of the claim.

    If the Company wins this lawsuit and has previously collected refunds for the Demutualization payment deduction discussed above, a portion of the tax recoveries for the years after 1995 would most likely be realized in the form of income tax credit carryovers rather than cash. Regarding both of these matters, favorable resolution of these claims is subject to various uncertainties, including whether the deductions will be allowed at all and, in the case of the claim for losses on the termination of customer and provider contracts, the amounts of the deductions, if any, that will be allowed. While the Company believes that its claims have merit, it cannot predict the ultimate outcome of the claims. The Company has not recognized the favorable impact of these claims, if any, in the consolidated financial statements.

    The Company and certain of its subsidiaries are involved in various other legal actions occurring in the normal course of their business. While the ultimate outcome of such litigation cannot be predicted with certainty, in the opinion of Company management, after consultation with counsel responsible for such litigation, the outcome of those actions is not expected to have a material adverse effect on the financial condition or results of operations of the Company.

8. MID-SOUTH EXIT OF HEALTH INSURANCE MARKET AND SALE OF TRIGON ADMINISTRATORS

    As of March 31, 2002, the Company had remaining liabilities of $9.6 million and $1.9 million for claim related reserves and certain other exit costs, respectively, resulting from the 1999 exit of the health insurance market by its former subsidiary, Mid-South Insurance Company. Through March 31, 2002, the Company made net payments of $21.7 million against the claim reserves and $1.5 million against the accrual of certain other exit costs. No other adjustments have been made to these accruals. The remaining accruals are expected to be sufficient to satisfy any potential payments related to the 1999 exit.

    In March 2001, the Company sold Trigon Administrators, Inc. and its Property and Casualty Division, which provides workers compensation, liability and short-term disability services, and recognized a gain of $3.5 million on the sale. The gain is included as a component of net realized losses in the accompanying consolidated statements of operations.

9. GOODWILL

    The Company adopted SFAS No. 141, Business Combinations, in 2001 and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 requires that the

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

purchase method of accounting be used for all business combinations initiated after June 30, 2001. It also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 addresses the accounting and financial reporting for goodwill and other intangible assets upon acquisition and in the periods following acquisition. Under SFAS No. 142, goodwill and intangible assets determined to have indefinite useful lives are not amortized but rather are tested at least annually for impairment. Intangible assets that have definite useful lives are amortized over their useful lives to their estimated residual values. In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption.

    As of January 1, 2002, the date of adoption, the Company had unamortized goodwill in the amount of $13.7 million and has determined there is no transitional impairment loss related to the goodwill. This goodwill is associated with the health insurance segment. In addition, the adoption of SFAS No. 142 eliminated approximately $1.6 million in annual goodwill amortization beginning in 2002 in the consolidated statements of operations.

    The effect of the adoption of SFAS No. 142 on the Company's net income, basic net income per share and diluted net income per share is as follows (in thousands, except per share data):

                                                   THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------
                                                       2002            2001
                                                   -------------   ------------
Reported net income..............................     $35,237         32,400
Add back: Goodwill amortization..................          --            408
                                                      -------         ------
Adjusted net income..............................     $35,237         32,808
                                                      =======         ======

Basic net income per share:
  Reported.......................................     $  0.99           0.87
  Add back: Goodwill amortization................          --           0.01
                                                      -------         ------
  Adjusted.......................................     $  0.99           0.88
                                                      =======         ======

Diluted net income per share:
  Reported.......................................     $  0.96           0.84
  Add back: Goodwill amortization................          --           0.01
                                                      -------         ------
  Adjusted.......................................     $  0.96           0.85
                                                      =======         ======

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

10. SEGMENT INFORMATION

    The following table presents information by reportable segment for the three months ended March 31, 2002 and 2001 (in thousands):

                                               HEALTH     GOVERNMENT                   ALL
                                              INSURANCE    PROGRAMS    INVESTMENTS    OTHER      TOTAL
                                              ---------   ----------   -----------   --------   --------
2002

  Revenues from external customers..........  $661,074     144,438            --      5,531     811,043
  Investment income and net realized
    losses..................................        --          --        13,952         --      13,952
  Intersegment revenues.....................     3,698          --            --      2,139       5,837
  Depreciation and amortization expense.....     6,323          42             7        328       6,700
  Income before income taxes and minority
    interest................................    49,606       1,393        13,952      1,621      66,572

2001

  Revenues from external customers..........  $566,709     133,741            --      5,601     706,051
  Investment income and net realized
    losses..................................        --          --        21,469         --      21,469
  Intersegment revenues.....................     3,611          --            --      2,243       5,854
  Depreciation and amortization expense.....     4,374           6             6        501       4,887
  Income before income taxes and minority
    interest................................    40,000         889        21,469        511      62,869

    A reconciliation of reportable segment total revenues, income before income taxes and minority interest and depreciation and amortization expense to the corresponding amounts included in the

                    TRIGON HEALTHCARE, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

consolidated statements of operations for the three months ended March 31, 2002 and 2001 is as follows (in thousands):

                                                                2002       2001
                                                              --------   --------
Revenues
  Reportable segments
    External revenues.......................................  $811,043   706,051
    Investment revenues.....................................    13,952    21,469
    Intersegment revenues...................................     5,837     5,854
  Other corporate revenues..................................       680       643
  Elimination of intersegment revenues......................    (5,837)   (5,854)
                                                              --------   -------
Total revenues..............................................  $825,675   728,163
                                                              ========   =======

Profit or Loss
  Reportable segments.......................................  $ 66,572    62,869
  Corporate expenses not allocated to segments..............   (10,782)   (9,919)
  Unallocated amount--interest expense......................    (1,607)   (4,180)
                                                              --------   -------
Income before income taxes and minority interest............  $ 54,183    48,770
                                                              ========   =======
Depreciation and amortization expense
  Reportable segments.......................................  $  6,700     4,887
  Not allocated to segments.................................      (157)      334
                                                              --------   -------
Depreciation and amortization expense.......................  $  6,543     5,221
                                                              ========   =======

11. SUBSEQUENT EVENTS

    On April 29, 2002, the Company and Anthem, Inc. (Anthem) announced that they entered into an agreement and plan of merger pursuant to which the Company will be merged into a wholly-owned subsidiary of Anthem. Under the agreement, the Company's shareholders will receive thirty dollars in cash and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock outstanding upon completion of the merger. Closing of the merger is subject to customary closing conditions, including the receipt of regulatory and shareholder approvals. For more information regarding the proposed merger, please refer to the Company's Form 8-K filed with the Securities and Exchange Commission on April 29, 2002.

    In accordance with the merger agreement, the Company began in late May 2002 to reduce the amount of outstanding commercial paper notes. As of July 12, 2002, the Company had repaid and retired $250 million of commercial paper notes, bringing the total outstanding notes under the commercial paper program to $50 million. The Company expects that all commercial paper will be repaid and the commercial paper program will be terminated prior to completion of the merger with Anthem.

         (b)      Pro Forma Financial Information


               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The unaudited pro forma combined financial information presented below gives effect to the issuance of $150.0 million aggregate principal amount of 4.875% notes due 2005 and $800.0 million aggregate principal amount of 6.800% notes due 2012 (collectively the "notes") and to the merger of Trigon Healthcare, Inc., a Virginia Corporation ("Trigon") with and into AI Sub Acquisition Corp., an Indiana Corporation and a direct wholly owned subsidiary of Anthem Inc., an Indiana corporation ("Anthem"). The unaudited pro forma combined financial information assumes the notes had been issued and the merger had occurred on March 31, 2002 for purposes of the unaudited pro forma balance sheet, and as of January 1, 2001 for purposes of the unaudited pro forma combined income statements for the three months ended March 31, 2002 and the year ended December 31, 2001. The unaudited pro forma combined financial information includes the historical amounts of Anthem and Trigon, adjusted to reclassify Trigon's information to Anthem's presentation format and to reflect the effects of Anthem's acquisition of Trigon.

    Under the terms of the merger agreement, Trigon's shareholders are entitled to receive $30.00 in cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. The unaudited pro forma combined financial statements assume that Anthem has issued 39,007,625 shares in the merger (based on 36,730,344 Trigon shares outstanding at July 31, 2002 converted at 1.062 per share), with a fair market value of $2,710.6 million, based on a market price of $69.49. The pro forma information assumes that Anthem will pay the $1,181.1 million of cash consideration (including transaction costs, but excluding $30.8 million of deferred contractual payments) from the aggregate principal amount of the $950.0 million of notes, less underwriting and issuance discounts and other estimated offering expenses aggregating $11.7 million, and the remaining $242.8 million of cash consideration from cash and investments.

    We will account for the merger using the purchase method of accounting. Therefore, we will record the assets (including identifiable intangible assets) and liabilities of Trigon at their estimated fair value. The difference between the purchase price and the estimated fair value of the net assets and liabilities will result in goodwill.

    The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, should not be relied upon as being indicative of the results that would actually have been obtained if the notes had been issued and the merger had been in effect for the periods described below or the future results of the combined company.

    The pro forma information should be read in conjunction with the historical consolidated financial statements of Anthem and the historical consolidated financial statements of Trigon.

      (i)      Unaudited Pro Forma Combined Balance Sheet as of
               March 31, 2002.


                          UNAUDITED PRO FORMA COMBINED
                                 BALANCE SHEET
                                ($ IN MILLIONS)

                                                                  MARCH 31, 2002
                                       --------------------------------------------------------------------
                                         ANTHEM       TRIGON     RECLASSIFICATION    PRO FORMA     ANTHEM
                                       HISTORICAL   HISTORICAL    ADJUSTMENTS(1)    ADJUSTMENTS   PRO FORMA
                                       ----------   ----------   ----------------   -----------   ---------
ASSETS
Current assets:
  Investments........................   $3,960.9     $1,859.0        $  (9.2)        $ (542.5)(2) $ 5,268.2
  Cash and cash equivalents..........      456.3          8.2             --               -- (2)     464.5
  Premium and self funded
    receivables......................      610.6        667.6         (440.3)              --         837.9
  Reinsurance receivables............       77.6           --             --               --          77.6
  Other receivables..................      275.3           --          122.5               --         397.8
  Other current assets...............       37.5         27.5             --               --          65.0
                                        --------     --------        -------         --------     ---------
Total current assets.................    5,418.2      2,562.3         (327.0)          (542.5)      7,111.0
Restricted cash and investments......       39.6          7.1            9.2               --          55.9
Property and equipment...............      406.6         92.0             --               --         498.6
Goodwill and other intangible
  assets.............................      469.0         13.7             --          3,193.3 (3)   3,676.0
Other noncurrent assets..............       69.6         51.3             --               --         120.9
                                        --------     --------        -------         --------     ---------
TOTAL ASSETS.........................   $6,403.0     $2,726.4        $(317.8)        $2,650.8     $11,462.4
                                        ========     ========        =======         ========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities:
  Total policy liabilities...........   $1,835.2     $  663.0        $(144.9)        $     --     $ 2,353.3
  Unearned income....................      328.7        160.9           37.6               --         527.2
  Accounts payable and accrued
    expenses.........................      245.8         76.1             --               --         321.9
  Bank overdrafts....................      360.2           --           57.5               --         417.7
  Income taxes payable...............       54.1           --           36.8               --          90.9
  Other current liabilities..........      184.0        446.1         (229.7)           (99.7)(4)     300.7
                                        --------     --------        -------         --------     ---------
Total current liabilities............    3,008.0      1,346.1         (242.7)           (99.7)      4,011.7
Long term debt, less current
  portion............................      818.7        200.0             --            738.3 (5)   1,757.0
Retirement benefits..................       97.3         44.2             --               --         141.5
Other noncurrent liabilities.........      353.0         89.9          (75.1)           153.3 (6)     521.1
                                        --------     --------        -------         --------     ---------
TOTAL LIABILITIES....................    4,277.0      1,680.2         (317.8)           791.9       6,431.3

SHAREHOLDERS' EQUITY
Common stock.........................        1.1          0.3             --              0.1 (7)       1.5
Additional paid in capital...........    1,960.9        780.9             --          2,123.8 (8)   4,865.6
Retained earnings....................      155.5        269.6             --           (269.6)(9)     155.5
Accumulated other comprehensive
  income (loss)......................        8.5         (4.6)            --              4.6 (10)      8.5
                                        --------     --------        -------         --------     ---------
TOTAL SHAREHOLDERS' EQUITY...........    2,126.0      1,046.2             --          1,858.9       5,031.1
                                        --------     --------        -------         --------     ---------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.............................   $6,403.0     $2,726.4        $(317.8)        $2,650.8     $11,462.4
                                        ========     ========        =======         ========     =========

                  (ii) Unaudited Pro Forma Combined Statement of Income for the three months ended March 31, 2002.


                          UNAUDITED PRO FORMA COMBINED
                              STATEMENT OF INCOME
                     ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED MARCH 31, 2002
                                   -----------------------------------------------------------------------
                                     ANTHEM        TRIGON     RECLASSIFICATION    PRO FORMA      ANTHEM
                                   HISTORICAL    HISTORICAL    ADJUSTMENTS(1)    ADJUSTMENTS    PRO FORMA
                                   -----------   ----------   ----------------   -----------   -----------
REVENUES
Premiums.........................  $   2,529.5     $744.0          $18.0            $   --     $   3,291.5
Administrative fees..............        201.0       61.5           (1.4)             (1.5)(11)      259.6
Other revenue....................         18.1        6.2             --                --            24.3
                                   -----------     ------          -----            ------     -----------
  Total operating revenue........      2,748.6      811.7           16.6              (1.5)        3,575.4
Net investment income............         60.5       24.5            1.0              (7.3)(12)       78.7
Net realized gains (losses) on
  investments....................          3.3      (10.6)            --                --            (7.3)
                                   -----------     ------          -----            ------     -----------
                                       2,812.4      825.6           17.6              (8.8)        3,646.8
                                   -----------     ------          -----            ------     -----------
EXPENSES
Benefit expense..................      2,136.4      627.9           12.9                --         2,777.2
Administrative expense...........        505.6      142.0            4.7              (1.5)(11)      650.8
Interest expense.................         17.6        1.6             --              14.2 (13)       33.4
Amortization of identifiable
  intangible assets..............          3.3         --             --               8.3 (14)       11.6
                                   -----------     ------          -----            ------     -----------
                                       2,662.9      771.5           17.6              21.0         3,473.0
                                   -----------     ------          -----            ------     -----------
INCOME (LOSS) BEFORE INCOME TAXES
  AND MINORITY INTEREST..........        149.5       54.1             --             (29.8)          173.8
Income taxes (credit)............         49.2       17.7             --             (10.4)(15)       56.5
Minority interest................          0.5        1.2             --                --             1.7
                                   -----------     ------          -----            ------     -----------
  NET INCOME (LOSS)..............  $      99.8     $ 35.2          $  --            $(19.4)    $     115.6
                                   ===========     ======          =====            ======     ===========
NET INCOME PER SHARE:
  Basic..........................  $      0.97                                                 $      0.81
  Diluted........................  $      0.95                                                 $      0.79
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING:
  Basic..........................  103,323,299                                                 142,330,924
  Diluted........................  104,820,572                                                 145,917,884

                  (iii) Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 2001.

                          UNAUDITED PRO FORMA COMBINED
                              STATEMENT OF INCOME
                     ($ IN MILLIONS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31, 2001
                                 -------------------------------------------------------------------------
                                    ANTHEM        TRIGON     RECLASSIFICATION    PRO FORMA       ANTHEM
                                  HISTORICAL    HISTORICAL    ADJUSTMENTS(1)    ADJUSTMENTS    PRO FORMA
                                 ------------   ----------   ----------------   -----------   ------------
REVENUES
Premiums.......................  $    9,244.8    $2,695.7         $60.9           $    --     $   12,001.4
Administrative fees............         817.3       210.3           3.9              (4.5)(11)     1,027.0
Other revenue..................          58.2        20.1            --                --             78.3
                                 ------------    --------         -----           -------     ------------
  Total operating revenue......      10,120.3     2,926.1          64.8              (4.5)        13,106.7
Net investment income..........         238.6       105.2           3.3             (29.0)(12)       318.1
Net realized gains (losses) on
  investments..................          60.8       (56.3)           --                --              4.5
Gain on sale of subsidiary
  operations...................          25.0          --            --                --             25.0
                                 ------------    --------         -----           -------     ------------
                                     10,444.7     2,975.0          68.1             (33.5)        13,454.3
                                 ------------    --------         -----           -------     ------------

EXPENSES
Benefit expense................       7,814.7     2,263.8          49.9                --         10,128.4
Administrative expense.........       1,986.1       522.7          16.6              (4.5)(11)     2,520.9
Interest expense...............          60.2        12.7            --              50.4 (13)       123.3
Amortization of goodwill and
  other intangible assets......          31.5          --           1.6              33.8 (14)        66.9
Demutualization expenses.......          27.6          --            --                --             27.6
                                 ------------    --------         -----           -------     ------------
                                      9,920.1     2,799.2          68.1              79.7         12,867.1
                                 ------------    --------         -----           -------     ------------

INCOME (LOSS) BEFORE INCOME
  TAXES AND MINORITY
  INTEREST.....................         524.6       175.8            --            (113.2)           587.2
Income taxes (credit)..........         183.4        58.2            --             (39.6)(15)       202.0
Minority interest (credit).....          (1.0)        1.5            --                --              0.5
                                 ------------    --------         -----           -------     ------------
    NET INCOME (LOSS)..........  $      342.2    $  116.1         $  --           $ (73.6)    $      384.7
                                 ============    ========         =====           =======     ============
NET INCOME PER SHARE(16):
  Basic........................  $       3.31                                                 $       2.70

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING:
  Basic........................   103,295,675                                                  142,303,300

           NOTES TO UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

(1) Reclassification of Trigon's historical amounts to conform to Anthem's historical presentation.

(2) Pursuant to the merger agreement, holders of Trigon Class A common stock are entitled to receive $30.00 cash, without interest, and 1.062 shares of Anthem common stock for each share of Trigon Class A common stock.
     In addition, it is assumed Trigon will repay its outstanding commercial paper prior to the merger. The net decrease in cash and investments of $542.5 million is composed of the following estimated items (in millions):

  Cash consideration of $30.00 per share, without interest,
  for 36,730,344 outstanding shares of Trigon Class A common stock.....................................................  $1,101.9
Cash transaction costs of $22.7 million for change in
  control and other payments and $56.5 million related to
  transaction closing costs.................................      79.2
                                                              --------
Total cash consideration....................................   1,181.1
Net proceeds from the notes to partially fund
  the transaction as discussed in Note 5 below..............    (938.3)
                                                              --------
Net reduction in cash and investments for Trigon purchase...     242.8
Cash and investments used to repay Trigon commercial paper
  as discussed in Note 4 and Note 5 below...................     299.7
                                                              --------
                                                              $  542.5
                                                              ========

(3) Adjustment to goodwill and other intangible assets of $3,194.5 million is a result of the excess of cost over the estimated fair market value of the net assets of Trigon (at an assumed purchase price of $4,240.7 million, including certain estimated purchase price adjustments related to the merger). The calculation is estimated as follows (in millions):

Cash consideration to Trigon's shareholders discussed
  in Note 2 above...........................................  $1,101.9
Value of 39,007,625 shares of Anthem common stock issued to
  Trigon's shareholders and option holders based on a market
  price of $69.49...........................................   2,710.6
Cash transaction costs of $79.2 million discussed in Note 2
  plus additional deferred contractual payments of $30.8
  million...................................................     110.0
Conversion of options for 2,548,551 shares of Trigon common
  stock to options for an estimated 3,806,813 shares of
  Anthem common stock at fair value using the Black-Scholes
  valuation model...........................................     194.5
Deferred tax liability on identifiable intangible assets....     122.5
                                                              --------
Assumed total purchase price................................   4,239.5

Fair value of Trigon's net assets as of March 31, 2002......  (1,046.2)
                                                              --------
Total increase in goodwill and other intangible assets --
  See Note 14 below.........................................  $3,193.3
                                                              ========

(4) Represents $99.7 million payment of current portion of Trigon's commercial paper program as discussed in Note 2 above. The remaining payment of $200.0 million is discussed in Note 5 below.

(5) Represents the $950.0 million of aggregate principal amount of the notes less underwriting and issuance discounts and other estimated offering expenses aggregating $11.7 million. Net proceeds of $938.3 million were used to partially finance the merger, in addition to the $242.8 million of cash and investments discussed in Note 2. The $938.3 million of proceeds is offset by repayment of Trigon's commercial paper program in the amount of $200.0 million as discussed in Note 2 and Note 4 above.

(6) Reflects an increase in other liabilities of $153.3 million, as a result of the recognition of a deferred tax liability of $122.5 million related to the estimated identifiable intangible assets of $350.0 million and $30.8 million of deferred contractual payments as described in Note 3 above.

(7) Represents $(0.3) million elimination of Trigon's Class A common stock accounts for combination purposes, offset by $0.4 million, representing the par value of 39,007,625 shares as discussed in Note 3 above.

(8) Reflects the elimination of Trigon's paid in capital of $(780.9) million for combination purposes, offset by the issuance of $2,710.2 million of new Anthem common stock (net of par value) and $194.5 million for Trigon stock options, as discussed in Note 3 above.

(9) Reflects the elimination of Trigon's retained earnings for combination purposes.

(10) Reflects the elimination of Trigon's accumulated other comprehensive loss for combination purposes.

(11) Anthem's indirect wholly owned subsidiary, Health Management Services, has an existing customer relationship with Trigon. As a result, Anthem administrative revenues include amounts billed to Trigon. Trigon includes these amounts as administrative expense. For pro forma purposes, the amounts have been eliminated. The amounts were $1.5 million and $4.5 million, respectively, for the three months ended March 31, 2002 and the year ended December 31, 2001.

(12) The $542.5 million of cash requirements as discussed in Note 2 is assumed to come from the sale of investment securities. The reduction to investment income in the pro forma consolidated statement of income reflects reduced investment income on $542.5 million of investment securities yielding 5.35%. The pro forma amounts of reduced investment income are $7.3 million and $29.0 million for the three months ended March 31, 2002 and year ended December 31, 2001, respectively.

(13) The interest expense in the pro forma consolidated statement of income reflects the following charges to interest expense for the notes:

                                       THREE MONTHS ENDED
                                         MARCH 31, 2002                   YEAR ENDED DECEMBER 31, 2001
                              -------------------------------------   -------------------------------------
                                         AMORTIZATION OF                         AMORTIZATION OF
                                          DEBT DISCOUNT                           DEBT DISCOUNT
                              INTEREST     AND EXPENSE      TOTAL     INTEREST     AND EXPENSE      TOTAL
                              --------   ---------------   --------   --------   ---------------   --------
$150.0 million 4.875% notes
  due 2005..................   $ 1.8           $0.1         $ 1.9      $ 7.3           $0.4         $ 7.7
$800.0 million 6.800% notes
  due 2012..................    13.6            0.3          13.9       54.3            1.1          55.4
                               -----           ----         -----      -----           ----         -----
Total.......................   $15.4           $0.4         $15.8      $61.6           $1.5         $63.1
                               =====           ====         =====      =====           ====         =====

     These charges to interest expense are offset by reduced interest expense resulting from the assumed repayment of Trigon's outstanding commercial paper. The reduced amounts are $1.6 million and $12.7 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

(14) Anthem has estimated the fair value of the net assets of Trigon. The estimated purchase price is allocated to the fair value of Trigon's net assets, including identified intangible assets, such as the Blue Cross and Blue Shield name and service mark, employer groups, company-developed software and provider contracts.

     Preliminary values and lives have been assigned to these assets consistent with the methodology used in Anthem's previous acquisitions. The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $350.0 million of identifiable intangible assets with finite lives. The amortization of these intangible assets are recognized in the income statement using a declining balance method over a 20-year life. The pro forma amortization expense resulting from the $350.0 million of identifiable intangible assets is $8.3 million for the three months ended March 31, 2002 and is $33.8 million for the year ended December 31, 2001. The valuation process and purchase price allocation are not yet complete and, as a result, amortization amounts and the related useful lives and method of amortization are preliminary estimates.

(15) The income tax benefit related to all adjustments is projected at a statutory rate of 35.0%. The income tax benefit is $10.4 million and $39.6 million for the three months ended March 31, 2002 and the year ended December 31, 2001, respectively.

(16) We have not presented Anthem diluted net earnings per share for the year ended December 31, 2001. Such amounts would not be meaningful as no stock or dilutive securities existed for the majority of the year and a relevant market price for the entire year does not exist. There were no dilutive securities outstanding prior to November 2, 2001, the effective date of the demutualization of Anthem Insurance, a subsidiary of Anthem, and Anthem's initial public offering. Historical and pro forma basic earnings per share for the year ended December 31, 2001 were calculated using the weighted average shares outstanding for the period from November 2, 2001 to December 31, 2001.

     Shares of Trigon Class A common stock outstanding were converted at a rate of 1.062 shares of Anthem common stock for each share of Trigon Class A common stock. In addition, it was assumed that the 2,548,551 Trigon options outstanding were converted into Anthem stock options at a rate of 1.494 Anthem shares for each of Trigon share, the exchange ratio resulting from a value of Anthem common stock of $69.49.

                  (c)      Exhibits

EXHIBIT NO.       EXHIBIT

2.1 Agreement and Plan of Merger, dated as of April 28, 2002, among Anthem, Inc., AI Sub Acquisition Corp., and Trigon Healthcare, Inc. The copy of this exhibit filed as exhibit number 2.1 to Anthem, Inc.'s Current Report on Form 8-K, as filed with the Commission on April 30, 2002, is incorporated herein by reference.

23.1              Consent of KPMG LLP.

99.1              Press Release of Anthem, Inc., issued on July 31, 2002.

                                    SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, Anthem, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ANTHEM, INC.



                                 By: /s/ David R. Frick
                                     ------------------------------------
                                     Name:   David R. Frick
                                     Title:  Executive Vice President and Chief
                                             Legal and Administrative Officer


Date: August 2, 2002

                                INDEX TO EXHIBITS


EXHIBIT NO.       EXHIBIT

2.1 Agreement and Plan of Merger, dated as of April 28, 2002, among Anthem, Inc., AI Sub Acquisition Corp., and Trigon Healthcare, Inc. The copy of this exhibit filed as exhibit number 2.1 to Anthem, Inc.'s Current Report on Form 8-K, as filed with the Commission on April 30, 2002, is incorporated herein by reference.

23.1              Consent of KPMG LLP.

99.1              Press Release of Anthem, Inc., issued on July 31, 2002.